Exhibit 10.1

MASTER AGREEMENT
BETWEEN
GENWORTH FINANCIAL, INC.
AND
GENWORTH MORTGAGE HOLDINGS, INC.
Dated [●], 2021

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

1.1.	Certain Definitions	2
1.2.	Other Terms	10

ARTICLE II

THE IPO TRANSACTIONS

2.1.	DISCLAIMER OF REPRESENTATIONS AND WARRANTIES	11
2.2.	Governmental Approvals and Consents	12

ARTICLE III

	THE INITIAL PUBLIC OFFERING

3.1.	The Initial Public Offering	13

ARTICLE IV

INTERCOMPANY TRANSACTIONS AS OF THE CLOSING DATE

4.1.	Time and Place of Closing	13
4.2.	Assumption of Company Employee Liabilities	13
4.3.	Assumption of Genworth Employee Liabilities	15
4.4.	Tax Matters	16

ARTICLE V

FINANCIAL AND OTHER INFORMATION

5.1.	Annual Financial Information	17
5.2.	Quarterly Financial Information	18
5.3.	General Financial Statement Requirements	19
5.4.	Twenty-Percent Threshold	20
5.5.	Public Filings	22

5.6.	Genworth Annual Statements	23
5.7.	Fifty-Percent Threshold	24
5.8.	Accountants’ Reports	26
5.9.	Financing, Securities and Strategic Transactions	26
5.10.	Agreement for Exchange of Information	26
5.11.	Ownership of Information	27
5.12.	Compensation for Providing Information	27
5.13.	Record Retention	27
5.14.	Liability	27
5.15.	Other Agreements Providing for Exchange of Information	28
5.16.	Genworth Policies, Procedures and Practices	28
5.17.	Production of Witnesses; Records; Cooperation	28
5.18.	Privilege	29
5.19.	Reasonable	29

ARTICLE VI

RELEASE; INDEMNIFICATION

6.1.	Release of Pre-Closing Claims	29
6.2.	General Indemnification by the Company	31
6.3.	General Indemnification by Genworth	32
6.4.	Registration Statement Indemnification	33
6.5.	Contribution	34
6.6.	Indemnification Obligations Net of Insurance Proceeds and Other Amounts, On an After-Tax Basis	34
6.7.	Procedures for Indemnification of Third-Party Claims	35
6.8.	Additional Matters	37
6.9.	Remedies Cumulative; Limitations of Liability	38
6.10.	Survival of Indemnities	38

ARTICLE VII

OTHER AGREEMENTS

7.1.	Further Assurances	38
7.2.	Confidentiality	39
7.3.	Information Sharing	41
7.4.	Ownership of Certain Subsidiaries	41
7.5.	Insurance Matters	41
7.6.	Allocation of Costs and Expenses	44

7.7.	Covenants Against Taking Certain Actions Affecting the Genworth Group	44
7.8.	Anti-Dilution	44
7.9.	No Violations	45
7.10.	Litigation and Settlement Cooperation	45
7.11.	Non-Compete	46
7.12.	Non-Solicit	47

ARTICLE VIII

CORPORATE GOVERNANCE MATTERS

8.1.	Approval Rights	48
8.2.	Director Nomination Rights	50
8.3.	Committees of the Company Board	54
8.4.	Meetings of the Company Board	55
8.5.	Compliance with Organizational Documents	55

ARTICLE IX

DISPUTE RESOLUTION

9.1.	General Provisions	55
9.2.	Consideration by Senior Executives	56
9.3.	Mediation	56
9.4.	Arbitration	56

ARTICLE X

MISCELLANEOUS

10.1.	Corporate Power; Fiduciary Duty	57
10.2	Governing Law	58
10.3.	Survival of Covenants	58
10.4.	Force Majeure	58
10.5.	Notices	58
10.6.	Severability	59
10.7.	Entire Agreement	59
10.8.	Assignment; No Third-Party Beneficiaries	59
10.9.	Public Announcements	59
10.10.	Amendment	59

10.11.	Rules of Construction	60
10.12.	Counterparts	60

MASTER AGREEMENT
MASTER AGREEMENT, dated [●], 2021 (this “Agreement”), between Genworth Financial, Inc., a Delaware corporation (“Genworth”) and Genworth Mortgage Holdings, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
WHEREAS, the Company is a direct, wholly owned Subsidiary of Genworth Holdings, Inc., a Delaware corporation, which is a direct, wholly owned Subsidiary of Genworth;
WHEREAS, the boards of directors of Genworth and Genworth Holdings, Inc. have determined it is appropriate and advisable for Genworth Holdings, Inc. to offer and sell a portion of the shares of the Company’s common stock it owns in an initial public offering of common stock of the Company (the “Initial Public Offering”);
WHEREAS, in connection with the Initial Public Offering, the Company has filed an Amended and Restated Certificate of Incorporation (the “Charter”) with the Secretary of State of the State of Delaware and adopted Amended and Restated By-Laws (the “Amended and Restated By-Laws”);
WHEREAS, on the date hereof, Genworth and the Company have entered into or caused their respective Subsidiaries to enter into the following agreements (collectively with this Agreement, the “Transaction Documents”) that govern certain matters relating to the continuing relationships and arrangements between Genworth, the Company and their respective Subsidiaries (the “IPO Transactions”) following the completion of the Initial Public Offering:
(a)    the Shared Services Agreement;
(b)    the Registration Rights Agreement;
(c)    the Amended and Restated Tax Allocation Agreement;
(d)    the Transitional Trademark License Agreement; and
(e)    the Intellectual Property Cross License Agreement;
WHEREAS, on the date hereof, Genworth and the Company have entered into this Agreement that governs the relationships and arrangements between Genworth, the Company and their respective Subsidiaries that are not covered by the other Transaction Documents; and
WHEREAS, following the completion of the Initial Public Offering, Genworth is expected to be the beneficial owner of at least eighty percent (80%) of the Company’s outstanding common stock and Genworth and the Company expect their relationship to be governed in the same manner as their pre-Initial Public Offering relationship.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1.    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that, solely for purposes of this Agreement, from and after the Closing Date, no member of the Company Group shall be deemed an Affiliate of any member of the Genworth Group and no member of the Genworth Group shall be deemed an Affiliate of any member of the Company Group. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). The definitions of “affiliate” and “affiliated” contained in the Tax Allocation Agreement and any other Transaction Document shall have the meanings ascribed thereto.
“Assets” means, with respect to any Person, the assets, properties and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:
(a)    all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
(b)    all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;
(c)    all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
(d)    all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;
(e)    all license agreements, leases of personal property, open purchase orders for supplies, parts or services and other contracts, agreements or commitments;
(f)    all deposits, letters of credit and performance and surety bonds;
(g)    all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
(h)    all domestic and foreign intangible personal property, patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, designs, ideas, improvements, works of authorship, recordings, other proprietary and confidential information and licenses from third Persons granting the right to use any of the foregoing;
(i)    all computer applications, programs and other Software, including operating Software, network Software firmware, middleware, design Software, design tools, systems documentation and instructions;
(j)    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
(k)    all prepaid expenses, trade accounts and other accounts and notes receivables;
(l)    all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
(m)    all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;
(n)    cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
(o)    interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
“Benefit Arrangement” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not an employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, supplemental retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), or employee restrictive covenant agreement or loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates or is otherwise a party), and including workers’ compensation plans, policies, programs and arrangements.
“Business Day” means Monday to Friday, except for any day on which banking institutions in New York, New York, Richmond, Virginia or Raleigh, North Carolina are authorized or required by applicable Law or executive order to close.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Balance Sheet” means the Company’s Consolidated Balance Sheet as of December 31, 2020 included in the IPO Registration Statement.
“Company Business” means (a) the current businesses of the members of the Company Group; and (b) those terminated, divested or discontinued businesses within the last two (2) years which are or should be included as historical operations of the Company Group.
“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
“Company Employee” means each individual service provider who is currently exclusively or primarily engaged in the business of the Company, regardless of whether any such individual is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.
“Company Employee Liabilities” means (i) except as provided in Section 4.2 or 4.3, all Liabilities under any Benefit Arrangement sponsored or maintained by any member of the Company Group, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of any Company Employee or Former Company Employee, whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by any member of the Company Group pursuant to this Agreement.
“Company Group” means the Company, each Subsidiary of the Company immediately after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company immediately after the Closing in each case so long as such Person continues to be controlled either directly or indirectly by the Company).
“Company Insurance Arrangements” means all policies of or agreements for insurance and interests in insurance pools and programs, including the Company’s directors’ and officers’ liability insurance, acquired by and exclusively for the benefit of any member of the Company Group.

“Company Liabilities” means (without duplication):
(a)    all Liabilities, including Company Employee Liabilities but excluding the Genworth Employee Liabilities, to the extent relating to, arising out of or resulting from: (i) the operation of the Company Business, as conducted at any time before, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); (ii) the operation of any business conducted by any member of the Company Group at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or (iii) any assets of the Company (including any real property and leasehold interests); in any such case whether arising before, on or after the Closing Date;
(b)    all Liabilities reflected as liabilities or obligations of the Company or its Subsidiaries in the Company Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Company Balance Sheet; and subject to Section 6.1(b), all Liabilities arising out of claims made by Genworth’s or the Company’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Genworth Group or the Company Group with respect to the Company Business.
“Consents” means any consent, waiver or approval from, or notification requirement to, any third parties.
“Consolidation Threshold” means the members of the Genworth Group’s beneficial ownership in the aggregate on any date during a fiscal year of at least fifty percent (50%) of the then outstanding Company Common Stock, or, notwithstanding such percentage, if any member of the Genworth Group is required during any fiscal year, in accordance with GAAP, to consolidate the Company’s financial statements with its financial statements, then in respect of such fiscal year.
“Continuing Arrangement End Date” means the date on which Genworth ceases to beneficially own at least eighty percent (80%) of the outstanding Company Common Stock.
“Corporate Reporting Data” means the financial data and other information, data requirements and all statistical information necessary or appropriate for inclusion in any Genworth earnings press release, investor presentations or any financial statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A), Annual Report (A/R) submissions or other public filing required to be made by Genworth, along with appropriate supporting documentation.
“De Minimis Business” means (i) any minority equity investment by a member of a Party’s Group in any Person (a) in which such Group collectively holds not more than twenty-five percent (25)% of the outstanding voting securities or similar equity interests, to the extent such equity interests do not give such Group the right to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such entity, or (b) in which the amount invested by such Group collectively is less than $100 million, in each case with respect to the Genworth Group, excluding any ownership of Company Common Stock, or (ii) any business activity that would otherwise violate Section 7.11(a) or Section 7.11(b) that is carried on by an After-Acquired Business or an After-Acquired Company, but only if, at the time of such acquisition, the revenues derived from the Company Covered Business or the Genworth Covered Business, as applicable, by such After-Acquired Business or After-Acquired Company constitute less than ten percent (10)% of the gross revenues of such After-Acquired Business or After-Acquired Company for the most recently completed fiscal year preceding such acquisition.
“Effective Time” means the time the SEC declares the IPO Registration Statement effective.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
“Existing Business Activities” means any existing business conducted or investment held by a Party and its Group (other than, in any applicable jurisdiction, the business currently solely conducted through the members of the other Party’s Group) in such jurisdiction, or contemplated by any existing third party contractual arrangements applicable to any member of the such Party’s Group in such jurisdiction (other than the business currently solely conducted through the members of the other party’s Group), on the date of this Agreement.
“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, riots, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamities, or one or more acts of terrorism or failure of energy sources.
“Former Company Employee” means any individual who is a former employee of Genworth or any of its Subsidiaries as of the Effective Time and who, during the final twelve (12) months of his or her employment, was primarily in the service of Company Business (regardless of whether any such individual was actively at work or was not actively at work at such time as a result of disability, illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence); provided that such shall not include any individual who primarily performed services for the Global Mortgage Insurance team at the time of their separation.
“Former Genworth Employee” means any individual who is a former employee of Genworth or any of its Subsidiaries as of the Effective Time and who is not a Former Company Employee.
“GAAP” means United States generally accepted accounting principles.

“Genworth Employee” means each individual service provider who is currently exclusively or primarily engaged in the business of Genworth, regardless of whether any such individual is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.
“Genworth Employee Liabilities” means (i) except as provided in Section 4.2 or 4.3, all Liabilities under any Benefit Arrangement sponsored or maintained by any member of the Genworth Group, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of any Genworth Employee or Former Genworth Employee, whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by any member of the Genworth Group under this Agreement.
“Genworth Group” means Genworth and each Person (other than any member of the Company Group) that is an Affiliate of Genworth immediately after the Closing.
“Genworth Insurance Arrangements” means all policies of or agreements for insurance and interests in insurance pools and programs held in the name of Genworth or any of its Affiliates and any rights thereunder, in each case other than any directors’ and officers’ liability insurance and any Company Insurance Arrangements.
“Genworth Stock Plan” means, as applicable, the (i) 2018 Genworth Financial, Inc. Omnibus Incentive Plan, (ii) the 2012 Genworth Financial, Inc. Omnibus Incentive Plan, as amended and/or (iii) the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, as amended.
“Governmental Approvals” means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.
“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government, including any governmental authority, agency, department, board, commission or instrumentality whether federal, state, local or foreign (or any political subdivision thereof), any tribunal, court or arbitrator(s) of competent jurisdiction, and any financial services entity established by any of the foregoing Governmental Authorities and engaged in the purchase of mortgage loans, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and any successors thereto.
“Group” means the Genworth Group or the Company Group, as the context requires.
“Indebtedness” means, with respect to any Person, any Liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any Liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (b) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with GAAP).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the Laws in effect in any jurisdiction in which the restriction set forth in Section 7.11(a) applies.
“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
“Intellectual Property Cross License Agreement” means the Intellectual Property Cross License Agreement as defined in the Preamble.
“IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act (No. 333-255345) pursuant to which the offering of Company Common Stock to be sold by the Company or Genworth and its Affiliates in the Initial Public Offering will be registered.
“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order or other requirement enacted, promulgated, issued, communicated or entered by a Governmental Authority.
“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
“Parties” means Genworth and the Company.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Prospectus” means the prospectus or prospectuses included in any of the Registration Statements, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registration Rights Agreement” means the Registration Rights Agreement as defined in the Preamble.
“Registration Statements” means the IPO Registration Statement and any other registration statement, including in each case the Prospectus related thereto, amendments and supplements to any such Registration Statement and/or Prospectus, including post-effective amendments, all exhibits thereto and all materials incorporated by reference in any such Registration Statement or Prospectus.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Shared Services Agreement” means the Shared Services Agreement as defined in the Preamble.
“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.
“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt.
“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tax” shall have the meaning set forth in the Tax Allocation Agreement.
“Tax Allocation Agreement” means the Amended and Restated Tax Allocation Agreement as defined in the Preamble.
“Tax Return” shall have the meaning set forth in the Tax Allocation Agreement.

“Transactions” means, collectively, (i) the IPO Transactions, (ii) the Initial Public Offering and (iii) all other transactions contemplated by this Agreement or any Transaction Document.
“Transitional Trademark License Agreement” means the Transitional Trademark License Agreement as defined in the Preamble.
“Trigger Date” means the first date on which Genworth ceases to beneficially own more than fifty percent (50%) of the outstanding Company Common Stock.
“Underwriters” means the managing underwriters for the Initial Public Offering.
“Underwriting Agreement” means the Underwriting Agreement entered into on the date hereof by and among the Company and the Underwriters in connection with the offering of the Company Common Stock by the Company in the Initial Public Offering.
“Wholly Owned Subsidiary” means each Subsidiary in which the Company owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.
1.2.    Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
After-Acquired Business	7.11(d)
After-Acquired Company	7.11(d)
After-Tax Basis	6.6(c)
Agreement	Preamble
Amended and Restated By-Laws	Preamble
Board Observer	8.2(f)
Charter	Preamble
Closing	4.1
Closing Date	4.1
Company	Preamble
Company Auditors	5.6(a)
Company Board	5.7(d)
Company Confidential Information	7.2(b)
Company Covered Business	7.11(a)
Company Indemnified Parties	6.3
Company Information	5.4(f)
Company Public Documents	5.4(d)
Company’s Knowledge	7.9(a)
CPR	9.3
CPR Arbitration Rules	9.4(a)
Dispute	9.1(a)

Genworth	Preamble
Genworth Board	5.7(d)
Genworth Annual Statements	5.6
Genworth Auditors	5.6(a)
Genworth Confidential Information	7.2(c)
Genworth Covered Business	7.11(b)
Genworth Designee	8.2(e)
Genworth Indemnified Parties	6.2
Genworth’s Knowledge	7.9(b)
Genworth Public Filings	5.5
Indemnified Party	6.6(a)
Indemnifying Party	6.6(a)
Indemnity Payment	6.6(a)
Initial Notice	9.2
Initial Public Offering	Preamble
IPO Transactions	Preamble
Joint Claims	7.10
Non-Settling Party	7.10
Organizational Documents	8.5
Pre-Trigger Date Event	7.5(c)
Privilege	5.18
Registration Indemnified Parties	6.4(a)
Representatives	7.2(b)
Response	9.2
Restricted Period	7.11
Settling Party	7.10
Third-Party Claim	6.7(a)
Transaction Documents	Preamble
ARTICLE II
THE IPO TRANSACTIONS
2.1.    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. GENWORTH (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GENWORTH GROUP) AND THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP) EACH UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING OR HAS MADE ANY REPRESENTATION OR WARRANTY IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED

HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
2.2.    Governmental Approvals and Consents. To the extent that the IPO Transactions requires any Governmental Approvals or Consents, the Parties will use their reasonable best efforts to obtain such Governmental Approvals and Consents, including by preparing all documentation and making all filings necessary to obtain such Governmental Approvals and Consents. Each Party shall promptly furnish to the others copies of any notices or written communications received by it or any of its Affiliates from any Governmental Authority with respect to the transactions contemplated by this Agreement or any Transaction Document, and subject to applicable Laws, each Party, as applicable, shall, to the extent practicable, permit counsel to the others an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications by it or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement or any Transaction Document. Subject to applicable Laws, each Party agrees to reasonably cooperate with the others in connection with any communications with any Governmental Authorities concerning or in connection with the transactions contemplated by this Agreement or any Transaction Document and, to the extent it deems appropriate under the circumstances in its sole discretion, each Party shall provide the other Parties and their respective counsel the opportunity, with reasonable advance notice, to participate in substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated by this Agreement or any Transaction Document, and each Party further agrees that, to the extent consistent with applicable Laws, it will use its reasonable best efforts to share with the other Parties information received from Governmental Authorities, in substantive meetings or discussions in which such other Parties did not participate, that would reasonably be expected to be of interest to the other Parties.

ARTICLE III
THE INITIAL PUBLIC OFFERING
3.1.    The Initial Public Offering. The Company shall (i) consult with, and cooperate in all respects with and take all actions reasonably requested by, Genworth in connection with the Initial Public Offering and (ii) at the direction of Genworth, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration Statement and the Underwriting Agreement.
ARTICLE IV
INTERCOMPANY TRANSACTIONS AS OF THE CLOSING DATE
4.1.    Time and Place of Closing. Subject to the terms and conditions of this Agreement, all transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. EDT, on the date on which the Initial Public Offering closes or at such other place or at such other time or on such other date as Genworth and the Company may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
4.2.    Assumption of Company Employee Liabilities.
(a)    From and after the Effective Time, the Company shall, or shall cause one or more members of the Company Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Company Employee Liabilities. Effective as of the Effective Time, Genworth hereby assigns to the Company and the applicable members of the Company Group each employment contract, including any individual employment or offer letter, severance agreement, retention agreement or restrictive covenant agreement between a member of the Genworth Group and any Company Employee or Former Company Employee signed or otherwise effective under applicable Law (but, for the avoidance of doubt, excluding any individual award agreement under the Genworth Stock Plan).
(b)    Except as provided in this Section 4.2 or otherwise mutually agreed upon by the Parties (including, without limitation, as agreed with respect to any Benefit Arrangement providing for change of control benefits, key employee severance benefits or executive life insurance benefits), (i) the Company and each member of the Company Group may elect to remain as participating companies in the Benefit Arrangements sponsored or maintained by any member of the Genworth Group (the “Continuing Arrangements”) through the Continuing Arrangement End Date and (ii) if so elected by the Company and the applicable member of the Company Group, each Company Employee shall remain eligible to continue to participate in and be covered by such Continuing Arrangements through the Continuing Arrangement End Date; provided that the Company shall continue to reimburse Genworth for the cost of providing such participation. At all times following the date hereof, the Parties will cooperate in good faith as necessary to coordinate Benefit Arrangement services, reimbursements and payments pursuant to the Shared Services Agreement, as long as it is in effect and applicable to such services, and otherwise facilitate the administration of employee benefits and the resolution of related employee benefit claims under the Continuing Arrangements sponsored or maintained by the applicable member of the Genworth Group with respect to the Company Employees, including with respect to the provision of employee level information necessary for the applicable member of the Genworth Group to manage, administer, finance and file required reports with respect to such administration.
(c)    Effective as of the Continuing Arrangement End Date, the Company and each member of the Company Group shall cease to be participating companies in the Genworth Financial, Inc. Retirement and Savings Plan (the “Genworth 401(k) Plan”). Effective as of the date, if any, following the Continuing Arrangement End Date, that the Company has in effect a defined contribution savings plan and related trust that satisfies the requirements of Sections 401(a) and 401(k) of the Code (the “Company 401(k) Plan”), the Company shall cause the Company 401(k) Plan to accept from the Genworth 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each Company Employee who participated in the Genworth 401(k) Plan as of the Continuing Arrangement End Date and who elects such direct rollover in accordance with the terms of the Genworth 401(k) Plan, the Company 401(k) Plan and applicable law. Except as provided in the preceding sentence, Genworth shall retain all accounts and all Assets and Liabilities relating to the Genworth 401(k) Plan.
(d)    Effective as of the first practicable date following the Continuing Arrangement End Date or as otherwise mutually agreed by the Parties, but in any event no later than the last day of the calendar year that includes the Continuing Arrangement End Date, (i) the Company and each member of the Company Group shall cease to be participating companies in any Continuing Arrangement that is a health and welfare arrangement, (ii) each Company Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any such types of Continuing Arrangements (except to the extent of any previously accrued obligation that remains a Genworth Employee Liability pursuant to this Agreement) and (iii) the Company shall, or shall cause a member of the Company Group to, have in effect similar types of Benefit Arrangements in which each Company Employee who previously participated in such types of Continuing Arrangements shall be eligible to participate.
(e)    Effective as of the date mutually agreed by the Parties but in no event as of a date later than the Trigger Date, (i) the Company and each member of the Company Group shall cease to be participating companies in any other types of Continuing Arrangements not addressed in Sections 4.2(c) and 4.2(d), (ii) each Company Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any such types of Continuing Arrangements (except to the extent of any previously accrued obligation that remains a Genworth Employee Liability pursuant to this Agreement) and (iii) the Company shall, or shall cause a member of the Company Group to, have in effect such types of Benefit Arrangements in which each Company Employee who previously participated in such type of Continuing Arrangement shall be eligible to participate.
(f)    For any Former Company Employee who is, as of the Closing Date, receiving payments as part of any long-term disability program that is part of a Benefit

Arrangement sponsored or maintained by a member of the Genworth Group, to the extent such Former Company Employee may have any “return to work” rights under the terms of such long-term disability program, such Former Company Employee’s eligibility for re-employment shall be with the Company or a member of the Company Group.
(g)    The Company shall retain all Liabilities and obligations related to Company Employees and Former Company Employees in respect of any annual or quarterly bonus or sales commission performance period that has not concluded as of the Closing Date (the “Open Incentive Obligations”) and shall pay the full amount of such Liabilities and obligations when due in the normal course. Genworth shall not be obligated to transfer assets to the Company or reimburse the Company in any other way in respect of the Open Incentive Obligations.
(h)    The Company shall retain all Liabilities and obligations related to Company Employees and Former Company Employees in respect of any (i) deferred cash awards that have not been paid out as of the Closing Date (the “Deferred Cash Awards”) and (ii) cash-based retention awards that have not been paid out as of the Closing Date (the “Cash-Based Retention Awards”), and in each case shall pay the full amount of such Liabilities and obligations when due in the normal course. Genworth shall not be obligated to transfer assets to the Company or reimburse the Company in any other way in respect of the Deferred Cash Awards or the Cash-Based Retention Awards.
(i)    The Company shall assume all Liabilities and obligations related to Former Company Employees in respect of any severance payments and benefits that have not been paid out as of the Closing Date (the “Earned Severance Payments”), and in each case shall pay the full amount of such Liabilities and obligations when due in the normal course. Genworth shall not be obligated to transfer assets to the Company or reimburse the Company in any other way in respect of the Earned Severance Payments.
(j)    Nothing in this Agreement shall be deemed to be an amendment to any Benefit Arrangement sponsored or maintained by any member of the Company Group or, subject to Sections 4.2(b), (c), (d) and (e), to prohibit any member of the Company Group from amending, modifying or terminating any Benefit Arrangement sponsored or maintained by any member of the Company Group at any time within its sole discretion.
4.3.    Assumption of Genworth Employee Liabilities.
(a)    Effective as of the Closing Date, the Company hereby assigns to Genworth and the applicable members of the Genworth Group each individual employment contract, including any employment or offer letter, severance agreement, retention agreement or restrictive covenant agreement between a member of the Company Group and any Genworth Employee or Former Genworth Employee signed or otherwise effective under applicable Law.
(b)    Genworth shall continue to be responsible for all Liabilities under the Genworth Financial, Inc. Deferred Compensation Plan (the “Genworth DCP”), with costs associated with any Company Employee or Former Company Employee to be reimbursed by the Company. Except as otherwise provided by Section 409A of the Code, a Company Employee shall not be considered to have undergone a “separation from service” for purposes of Section 409A of the Code and the Genworth DCP solely by reason of the Initial Public Offering, and, following the Closing Date, the determination of whether a Company Employee has incurred a separation from service with respect to his or her benefit in the Genworth DCP shall be based solely upon his or her performance of services for the Company Group. The Company shall promptly notify Genworth of the “separation from service” (as determined pursuant to Section 409A of the Code) of any Company Employee. At that time, the Company shall also notify Genworth whether the Company Employee is a “specified employee” as determined pursuant to Section 409A of the Code.
(c)    Genworth shall continue to be responsible for and maintain all Liabilities under any post-employment welfare benefit plans and retirement plans (including, but not limited to, Restoration and Supplemental Executive Retirement Plans) with costs associated with any Company Employee or Former Company Employee to be reimbursed by the Company.
(d)    Nothing in this Agreement shall be deemed to be an amendment to any Benefit Arrangement sponsored or maintained by any member of the Genworth Group or to prohibit any member of the Genworth Group from adopting, amending, modifying or terminating any Benefit Arrangement sponsored or maintained by any member of the Genworth Group at any time within its sole discretion.
4.4.    Tax Matters.
(a)    Following the Closing and for so long as permitted by applicable Law, Genworth and the Company shall continue to join in filing a consolidated U.S. federal income Tax Return and shall continue to be subject to the Tax Allocation Agreement. Following the Closing, without Genworth’s prior written consent (which consent shall be in Genworth’s sole discretion), the Company shall not, and shall not permit any of its Affiliates to, take any action that would reasonably be expected to cause (or fail to take any action the failure of which would reasonably be expected to cause) the Company or any of its Subsidiaries to no longer be a member of the “affiliated group” (as defined in Section 1504(a) of the Code) of which Genworth is the common parent and that files a consolidated U.S. federal income Tax Return, or to no longer be subject to the Tax Allocation Agreement. To the extent that any representations, warranties, covenants and agreements between the parties with respect to Tax matters are set forth in the Tax Allocation Agreement, such Tax matters shall be governed exclusively by the Tax Allocation Agreement and not by this Agreement.
(b)    The parties hereto acknowledge and agree that the transfer of Shares pursuant to the Initial Public Offering will be a “transfer” subject to the rules of Treasury Regulation Section 1.1502-36 (the “UL Rules”). Within ninety (90) days following the filing of the Genworth consolidated federal income Tax Return for the taxable year in which the Initial Public Offering occurs, Genworth shall provide notice to the Company of any attribute reduction, within the meaning of Treasury Regulation Section 1.1502-36(d)(3) with respect to the assets or stock of Subsidiaries of the Company arising out of the Initial Public Offering by reason of the UL Rules. Following delivery of such notice, the parties shall cooperate to determine whether and to what extent the Company will be required to recognize a deferred Tax liability or reduce a deferred Tax asset in its GAAP financial statements as a result of the application of the UL Rules to the Initial Public Offering (such amount, the “Deferred Tax Writedown”). For purposes of determining the Deferred Tax Writedown, the parties acknowledge and agree that a reduction solely in the basis of stock of Subsidiaries of the Company shall not be create any Deferred Tax Writedown.
(c)    Within thirty (30) days of determining the Deferred Tax Writedown pursuant to Section 4.4(b), Genworth shall pay to the Company an amount, if any, of cash equal to the Deferred Tax Writedown. The parties acknowledge and agree that such payment relates back to the Initial Public Offering, and shall therefore be treated as a capital contribution by Genworth Holdings Inc. to the Company immediately prior to the Initial Public Offering for federal and state income Tax purposes.
ARTICLE V
FINANCIAL AND OTHER INFORMATION
5.1.    Annual Financial Information.
(a)    The Company agrees that, so long as members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year more than twenty percent (20%) of the then outstanding Company Common Stock, or, notwithstanding such percentage, if any member of the Genworth Group is required during any fiscal year, in accordance with GAAP, to account for its investment in the Company on a consolidated basis or under the equity method of accounting, then the Company shall deliver to Genworth the Corporate Reporting Data for such year. The Company shall deliver the financial data and schedules comprising such Corporate Reporting Data no later than (i) fifteen (15) days after the end of the fiscal year for financial data and (ii) consistent with the timelines established in the detailed task calendar for reporting for other Corporate Reporting Data unless Genworth notifies the Company otherwise. All annual consolidated financial statements of the Company and its Subsidiaries delivered to Genworth shall set forth in each case in comparative form the consolidated figures for the previous fiscal year prepared in accordance with Regulation S-X and consistent with the level of detail provided in comparable financial statements furnished by the Company Business to Genworth prior to the Closing Date. The Corporate Reporting Data shall include all statistical information reasonably necessary for inclusion in any Genworth Group member’s annual earnings press release, along with reasonably appropriate supporting documentation. The Corporate Reporting Data shall include (i) a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite years, including, an explanation of any material changes, all in reasonable detail and prepared in accordance with Item 303 of Regulation S-K and (ii) a discussion and analysis of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite years, including, an explanation of any material changes, all in reasonable detail and prepared in accordance with Item 303 of Regulation S-K, prepared for inclusion in the annual report to stockholders of any member of the Genworth Group.
(b)    The Company agrees that, if members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year at least five percent (5%) of the then outstanding Company Common Stock, the Company shall deliver to Genworth the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each fiscal year and the unaudited consolidated statements of earnings of the Company and its Subsidiaries for each fiscal year no later than fifteen (15) days after the end of the fiscal year unless Genworth notifies the Company otherwise. All annual consolidated financial statements of the Company and its Subsidiaries delivered to Genworth shall set forth in each case in comparative form the consolidated figures for the previous fiscal year prepared in accordance with Article 10 of Regulation S-X and consistent with the level of detail provided in comparable financial statements furnished by the Company Business to Genworth prior to the Closing Date.
(c)    The Company agrees that, so long as members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year more than twenty percent (20%) of the then outstanding Company Common Stock, or, notwithstanding such percentage, if any member of the Genworth Group is required during any fiscal year, in accordance with GAAP, to account for its investment in the Company on a consolidated basis or under the equity method of accounting, (i) on or before the third day, to the extent reasonably practicable, but in no event later than one (1) day prior to the day the Company publicly files its Annual Report on Form 10-K with the SEC or otherwise, the Company shall deliver to Genworth the final form of its Annual Report on Form 10-K, together with all certifications required by applicable Law by each of the Chief Executive Officer and Chief Financial Officer of the Company and the form of opinion the Company’s independent certified public accountants expect to provide thereon, and (ii) the Company shall, if requested by Genworth, also deliver to Genworth all of the information required to be delivered with respect to each Subsidiary of the Company which is itself required to file Annual Reports on Form 10-K with the SEC, with such information to be provided in the same manner and detail and on the same time schedule as the information with respect to the Company required to be delivered to Genworth.
5.2.    Quarterly Financial Information.
(a)    The Company agrees that, so long as members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year more than twenty percent (20%) of the then outstanding Company Common Stock, or, notwithstanding such percentage, if any member of the Genworth Group is required during any fiscal year, in accordance with GAAP, to account for its investment in the Company on a consolidated basis or under the equity method of accounting, the Company shall deliver to Genworth the Corporate Reporting Data for the first, second and third quarter of each year and shall continue the existing practice of delivering to Genworth monthly financial performance metrics and drivers of operating results for those months that do not end a quarter. The Company shall deliver the financial data and schedules comprising such Corporate Reporting Data no later than (i) fifteen (15) days after the end of the fiscal quarter for financial data and (ii) consistent with the timelines established in the detailed task calendar for reporting for other Corporate Reporting Data unless Genworth notifies the Company otherwise. All quarterly consolidated financial statements of the Company and its Subsidiaries delivered to Genworth shall include financial statements for such quarterly periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures for the corresponding quarter and period of the previous fiscal year prepared in accordance with Article 10 of Regulation S-X and consistent with the level of detail provided in comparable financial statements furnished by the Company Business to Genworth prior to the Closing Date. The Corporate Reporting Data shall include all statistical information reasonably necessary for inclusion in any Genworth Group member’s quarterly earnings press release, along with reasonably appropriate supporting documentation. The Corporate Reporting Data shall include a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite quarterly periods, including, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(c) of Regulation S-K.
(b)    The Company agrees that, if members of the Genworth Group beneficially own, in the aggregate on any date during a fiscal year at least five percent (5%) of the then outstanding Company Common Stock, the Company shall deliver to Genworth the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each fiscal quarter and the unaudited consolidated statements of earnings of the Company and its Subsidiaries for each fiscal quarter within the reasonable time periods specified by Genworth, no later than fifteen (15) days after the end of the fiscal quarter unless Genworth notifies the Company otherwise. All quarterly consolidated financial statements of the Company and its Subsidiaries delivered to Genworth shall include financial statements for such quarterly periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures for the corresponding quarter and period of the previous fiscal year prepared in accordance with Article 10 of Regulation S-X and consistent with the level of detail provided in comparable financial statements furnished by the Company Business to Genworth prior to the Closing Date.
(c)    The Company agrees that, so long as members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year more than twenty percent (20%) of the then outstanding Company Common Stock, or, notwithstanding such percentage, if any member of the Genworth Group is required during any fiscal year, in accordance with GAAP, to account for its investment in the Company on a consolidated basis or under the equity method of accounting, (i) on or before the third day, to the extent reasonably practicable, but in no event later than one (1) day prior to the day the Company publicly files a Quarterly Report on Form 10-Q with the SEC or otherwise, the Company shall deliver to Genworth the final form of its Quarterly Report on Form 10-Q, together with all certifications required by applicable Law by each of the Chief Executive Officer and Chief Financial Officer of the Company, and (ii) the Company shall, if requested by Genworth, also deliver to Genworth all of the information required to be delivered with respect to each Subsidiary of the Company which is itself required to file Quarterly Reports on Form 10-Q with the SEC, with such information to be provided in the same manner and detail and on the same time schedule as the information with respect to the Company required to be delivered to Genworth.
5.3.    General Financial Statement Requirements. All information provided by the Company or any of its Subsidiaries to any member of the Genworth Group pursuant to this Article V shall be consistent in terms of format and detail and otherwise with the procedures and practices in effect prior to the Closing Date with respect to the provision of such financial and other information by the Company to any member of the Genworth Group (and where appropriate, as presently presented in financial and other reports delivered to the board of directors of Genworth), with such changes therein as may be reasonably requested by Genworth from time to time, and any changes in such procedures or practices that are required in order to comply with the rules and regulations of the SEC or GAAP, as applicable.
5.4.     Twenty-Percent Threshold. The Company agrees that, if members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year more than twenty percent (20%) of the then outstanding Company Common Stock, or, notwithstanding such percentage, if any member of the Genworth Group is required during any fiscal year, in accordance with GAAP, to account for its investment in the Company on a consolidated basis or under the equity method of accounting, then in respect of such fiscal year:
(a)    Maintenance of Books and Records. The Company shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and such Subsidiaries, (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary (x) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (y) to maintain accountability for assets and (C) access to assets is permitted only in accordance with management’s general or specific authorization and (z) comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, so long as in effect.
(b)    Fiscal Year. The Company shall, and shall cause each of its consolidated Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year; provided that, if on the Closing Date any consolidated Subsidiary of the Company has a fiscal year which ends on a date other than December 31, the Company shall use its reasonable best efforts to cause such Subsidiary to change its fiscal year to one which ends on December 31 if such change is reasonably practicable.
(c)    Other Financial Information. The Company shall provide to Genworth upon reasonable request of Genworth such other financial information and analyses of the Company and its Subsidiaries that may be necessary for any member of the Genworth Group to (i) comply with applicable financial reporting requirements or its customary financial reporting practices or (ii) respond in a timely manner to any reasonable requests for information regarding the Company and its Subsidiaries received by Genworth from investors or financial analysts or (iii) respond in a timely manner to any reasonable requests for information regarding the Company and its Subsidiaries in connection with Genworth Group’s financing, securities and strategic transactions, including prospective transactions, restructuring transactions and sell-downs of Company Common Stock. In connection therewith, the Company shall also permit Genworth, the Genworth Auditors and other Representatives of Genworth to discuss the affairs, finances and accounts of any member of the Company Group with the officers of the Company and the Company Auditors, all at such times and as often as Genworth may reasonably request upon reasonable notice during normal business hours.

(d)    Public Information and SEC Reports. The Company and each of its Subsidiaries that files information with the SEC shall cooperate with Genworth in preparing reports, notices and proxy and information statements to be sent or made available by the Company or such Subsidiaries to their security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by the Company or such Subsidiaries and all registration statements and prospectuses to be filed by the Company or such Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”) and deliver to Genworth (to the attention of its Corporate Secretary), no later than the date the same are printed for distribution to its shareholders, sent to its shareholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents. Upon reasonable advance notice from Genworth of its planned filing date for any given period (including reasonable notice of any changes to such date), the Company shall file (i) its Quarterly Report on Form 10-Q with the SEC no later than ten (10) days after Genworth’s planned filing date with the SEC for its quarterly reports for the corresponding period, and (ii) its Annual Report on Form 10-K with the SEC no later than fifteen (15) days after Genworth’s planned filing date with the SEC for its annual reports for the corresponding period; provided, that in no event shall the Company file such report for any given period prior to Genworth’s filing of its own such report for the corresponding period and this Section 5.4(i) and (ii) shall not apply to the Company’s first Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which the Company shall timely file in accordance with SEC rules. Notwithstanding the foregoing, upon reasonable advance notice from the Company to Genworth, the Company may file any reports in advance of Genworth’s filing if necessary for the Company to comply with any applicable SEC or other legal deadlines. The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any of its Subsidiaries to the public, including, information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any of its Subsidiaries. Genworth shall have the right to review, reasonably in advance of public release or release to financial analysts or investors and in a manner consistent with the procedures and practices in effect prior to the Closing Date with respect to press releases issued by the Company (A) all press releases and other statements to be made available by the Company or any of its Subsidiaries to the public and (B) all reports and other information prepared by the Company or any of its Subsidiaries for release to financial analysts or investors; provided, however, that neither Genworth nor any member of the Genworth Group shall publicly disclose any material, non-public information of the Company except pursuant to policies and procedures mutually agreed upon by Genworth and the Company for the disclosure of such information and except as required by applicable Law; provided, further, that at any time when members of the Genworth Group beneficially own, in the aggregate less than fifty percent (50%) of the then outstanding Company Common Stock, Genworth shall only have the right to review such press releases, public statements, reports and other information in advance if necessary for any member of the Genworth Group to (x) comply with applicable financial reporting requirements or its customary financial reporting practices or (y) respond to any reasonable requests for information regarding the Company and its Subsidiaries received by Genworth from investors or financial analysts. No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Genworth Group shall be filed with the

SEC or otherwise made public or released to any financial analyst or investor by the Company or any of its Subsidiaries without the prior written consent of Genworth (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the Genworth Group, except as may be required by Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the Genworth Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).
(e)    Meetings with Financial Analysts. The Company shall notify Genworth reasonably in advance of the date of any conferences to be attended by management of the Company with members of the investment community, and shall consult with Genworth as to the appropriate timing for all such conferences. With respect to any such conference to be held at a time when members of the Genworth Group beneficially own, in the aggregate more than fifty percent (50%) of the then outstanding Company Common Stock, the Company shall not attend such conference on any date to which Genworth reasonably objects. For the avoidance of doubt, the foregoing shall not require the Company to notify Genworth of one-on-one discussions between management of the Company and members of the investment community (including any financial analysts).
(f)    Earnings Releases. Genworth agrees that, unless required by Law or unless the Company shall have consented thereto, no member of the Genworth Group will publicly release any quarterly, annual or other financial information of the Company or any of its Subsidiaries (“Company Information”) delivered to Genworth pursuant to this Article V prior to the time that Genworth publicly releases financial information of Genworth, for the relevant period. Genworth will consult with the Company on the timing of their annual and quarterly earnings releases and Genworth and the Company will give each other an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon; provided, that Genworth shall have the sole right to determine the timing of all such releases if Genworth and the Company disagree. Upon reasonable advance notice from Genworth, the Company shall publicly release its financial results for each annual and quarterly period on the day of Genworth’s earnings release within a reasonable time following Genworth’s release. If any member of the Genworth Group is required by Law to publicly release such Company Information prior to the public release of Genworth’s financial information, Genworth will give the Company notice of such release of Company Information as soon as practicable but no later than two (2) days prior to such release of Company Information.
5.5.    Public Filings. The Company agrees that, until the date that the members of the Genworth Group beneficially own, in the aggregate on any date during a fiscal year, less than twenty percent (20%), or, notwithstanding such percentage, if any member of the Genworth Group is required during any fiscal year, in accordance with GAAP, to account for its investment in the Company on a consolidated basis or under the equity method of accounting, of the then-outstanding Company Common Stock, the Company shall cooperate, and cause its accountants to cooperate, with Genworth to the extent reasonably requested by Genworth in the preparation of Genworth’s press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Genworth or any of its Subsidiaries with the SEC, any national securities exchange or otherwise made publicly available (collectively, “Genworth Public Filings”). The Company agrees to provide to Genworth all information that Genworth reasonably requests in connection with any such Genworth Public Filings or that, in the judgment of Genworth’s legal department, is required to be disclosed therein under any Law. The Company agrees to use reasonable best efforts to provide such information in a timely manner to enable Genworth to prepare, print and release such Genworth Public Filings on such date as Genworth shall determine. If and to the extent reasonably requested by Genworth, the Company shall diligently and promptly review all drafts of such Genworth Public Filings and prepare in a diligent and timely fashion any portion of such Genworth Public Filing pertaining to the Company or its Subsidiaries. Prior to any printing or public release of any Genworth Public Filing, an appropriate executive officer of the Company, shall, if requested by Genworth, continue the existing practice of certifying and representing that the information provided by the Company relating to the Company, in such Genworth Public Filing is accurate, true and correct in all material respects. Unless required by Law, without the prior consent of Genworth, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any Genworth Public Filing.
5.6.    Genworth Annual Statements. In connection with any Genworth Group member’s preparation of its audited annual financial statements and its Annual Reports to Shareholders (collectively the “Genworth Annual Statements”), during any fiscal year in which the members of the Genworth Group own, in the aggregate more than twenty percent (20%) of the then outstanding Company Common Stock, (or such lesser percentage during any fiscal year that any member of the Genworth Group is required, in accordance with GAAP, to account for its investment in the Company on a consolidated basis or under the equity method of accounting), the Company agrees as follows:
(a)    Coordination of Auditors’ Opinions. The Company will use its reasonable best efforts to enable its independent certified public accountants (the “Company Auditors”) to complete their audit such that they will date their opinion on the Company’s audited annual financial statements on the same date that Genworth independent certified public accountants (the “Genworth Auditors”) date their opinion on the Genworth Annual Statements, and to enable Genworth to meet its timetable for the printing, filing and public dissemination of the Genworth Annual Statements.
(b)    Access to Personnel and Working Papers. The Company will request the Company Auditors to make available to the Genworth Auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time after the Company Auditors’ opinion date, so that the Genworth Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Genworth Auditors’ report on the Genworth Annual Statements, all within sufficient time to enable Genworth to meet its timetable for the printing, filing and public dissemination of the Genworth Annual Statements. If for any reason the Genworth Auditors are unable to use or rely on the Company Auditors, the Company agrees to provide any and all information requested and to fully cooperate with the Genworth Auditors, all within sufficient time to enable Genworth to meet its timetable for the printing, filing and public dissemination of the Genworth Annual Statements. Until the Trigger Date, if the Genworth Auditors identify, in any management letter or other correspondence in connection with the annual audit of Genworth, any issue with the accounting principles, any proposed adjustment or any similar area of concern with respect to the Company Group, Genworth shall promptly inform the Company and provide the Company with an excerpt of the applicable portions of such management letter or correspondence.
(c)    Auditors’ Independence. The Company will use its reasonable best efforts, including following Genworth policies on engagement of public accounting firms, to ensure Genworth Auditors maintain independence under SEC and other professional rules and regulations.
5.7.    Fifty-Percent Threshold. The Company agrees that, if members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year fifty percent (50%) or more of the then outstanding Company Common Stock, or, notwithstanding such percentage, if any member of the Genworth Group is required during any fiscal year, in accordance with GAAP, to consolidate the Company’s financial statements with its financial statements, then in respect of such fiscal year:
(a)    Auditors. The Company shall provide Genworth, the Genworth Auditors or other Representatives of Genworth reasonable access upon reasonable notice during normal business hours to the Company’s and its Subsidiaries’ books and records so that Genworth may conduct reasonable audits relating to the financial statements provided by the Company pursuant to this Article V, as well as to the internal accounting controls and operations of the Company and its Subsidiaries; provided, however, that any such audits will be conducted in the same manner and using the same procedures as conducted on the date hereof for audits of the Company including, but not limited to, reporting audit findings to management of the business or unit subject to the audit.
(b)    Accounting Estimates and Principles. The Company will give Genworth reasonable notice of any proposed material change in accounting estimates or material changes in accounting principles from those in effect with respect to the Company, its Subsidiaries and the Affiliates of Genworth that comprise the Company Group immediately prior to the Closing Date, and will give Genworth notice immediately following adoption of any such changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board. In connection therewith, the Company will consult with Genworth, and, if requested by Genworth, the Company will consult with the Genworth Auditors with respect thereto. As to material changes in accounting principles that could affect any member of the Genworth Group, the Company will not make any such changes without Genworth’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board, if such a change would be sufficiently material to be required to be disclosed in the Company’s financial statements as filed with the SEC or otherwise publicly disclosed therein. If Genworth so requests, the Company will be required to obtain the concurrence of the Company Auditors as to such material change prior to its implementation. Genworth will use its reasonable best efforts to promptly respond to any request by the Company to make a change in accounting principles and, in any event, in sufficient time to enable the Company to comply with its obligations under Sections 5.1 and 5.2.
(c)    Management Certification. The Company’s Chief Executive Officer, the Company’s Chief Financial or Accounting Officer, and other appropriate Company management shall submit quarterly representations in a form consistent with past practice (with such changes thereto prescribed by Genworth consistent with representations furnished to Genworth by other Subsidiaries of Genworth or as otherwise required by changes to applicable Law or stock exchange requirements) attesting to the accuracy and completeness of the financial and accounting records referred to therein in all material respects.
(d)    Budget and Operating Review Process. Until the Trigger Date, Genworth shall have the right to approve the annual budget and annual business plan of the Company and its Subsidiaries on a consolidated basis (the “Operational Plan”) and any material amendments to, or any material departure from, such annual budget and Operational Plan. The Company shall also review with Genworth its strategic and multi-year plans (collectively, with the Operational Plan, the “Business Plans”). The Company shall conduct its Business Plans review process on a schedule that is consistent with that of Genworth and shall provide the Company’s proposed Business Plans in advance to Genworth for review and, with respect to the Operational Plan, approval by Genworth’s board of directors (the “Genworth Board”). Genworth acknowledges that the Company shall conduct its Business Plans review process through participation in meetings of the Genworth Board and related activities in preparation of such meetings. The Company shall hold all of its regularly scheduled board meetings at which its Business Plans are discussed within a time frame consistent with Genworth’s review process. The Company shall use best efforts to conduct all other reviews of the Company’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) as requested by Genworth. In connection with the Business Plans reviews, relevant Genworth personnel in addition to the members of the Company’s board of directors (the “Company Board”) designated for nomination by Genworth may participate at Genworth’s invitation. As requested by Genworth, the Company’s Chief Executive Officer and Company management will be participants at the meetings of the Genworth Board. The chairperson of the Company Board and the chairpersons of the committees of the Company Board shall also make themselves available to discuss matters with their respective counterparts of the Genworth Board and the committees thereof.
(e)    Board Materials and Reports The Company shall provide to Genworth copies of all materials and reports provided to the Company Board (or a committee thereof) at the same time as such materials and reports are provided to the Company Board (or committee thereof). The Company shall satisfy its obligations under this Section 5.7(e) by delivering such materials and reports to Genworth’s Corporate Secretary in such form and in such manner as requested by Genworth’s Corporate Secretary.

5.8.    Accountants’ Reports.
(a)    The Company agrees that if members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year at least ten percent (10%) of the then-outstanding Company Common Stock, the Company will promptly upon receipt of written notice from Genworth, but in no event later than five (5) Business Days following the receipt thereof, deliver to Genworth copies of all reports submitted to the Company or any of its Subsidiaries by their independent certified public accountants, including, each report submitted to the Company or any of its subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.
(b)    The Company agrees that if members of the Genworth Group beneficially own in the aggregate on any date during a fiscal year at least ten percent (10%) of the then-outstanding Company Common Stock, the Company shall allow Genworth or any of its Subsidiaries, on reasonable notice and in a reasonable manner, to conduct audits of the Company, including (but not limited to) with respect to the Company’s activities, operations and compliance with applicable Law.
5.9.    Financing, Securities and Strategic Transactions. The Company shall cooperate with and shall provide to Genworth and the relevant parties, including potential financing sources, as reasonably requested by Genworth, the Company’s management, directors, officers, employees or other personnel and agents of the Company Group as participants in meetings and all information, books, records, data or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such management, directors, officers, employees or other personnel and agents) or information, books, records, data or other documents that Genworth or potential financing sources may reasonably request in connection with any financing, securities or strategic transactions, including prospective transactions, restructuring transactions and sell-downs of Company Common Stock, or that, in the judgment of Genworth’s legal department, is required to be disclosed therein under any Law. In connection therewith, the Company agrees to use reasonable best efforts to provide such persons and information, books, records, data or other documents in a timely manner to enable Genworth and the relevant parties to explore, plan, finance, prepare or execute such financing, securities or strategic transactions, including prospective transactions, restructuring transactions and sell-downs of Company Common Stock, on such date as Genworth shall determine.
5.10.    Agreement for Exchange of Information.
(a)    Each of Genworth and the Company, on behalf of itself and its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Closing Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or a member of its Group (including under applicable securities, insurance or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party or such member of its Group, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive attorney work product protection or any attorney-client or similar privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
(b)    Each of Genworth and the Company, on behalf of itself and its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before the Trigger Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably determines to be relevant to its relationship, communications or interaction with a (i) Governmental Authority having jurisdiction over the requesting Party or such member of its Group, and (ii) nationally recognized statistical rating organization.
5.11.    Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 5.10 shall be deemed to remain the property of the providing Group. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
5.12.    Compensation for Providing Information. In connection with information exchanged pursuant to Section 5.10, the Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
5.13.    Record Retention. To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement after the Closing Date, Genworth and the Company agree to use their reasonable best efforts to retain all Information in their respective possession or control in accordance with the policies of Genworth as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate party after the Closing Date. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
5.14.    Liability. To the fullest extent permitted by law, no Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. To the fullest extent permitted by law, no Party shall have any liability to any other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 5.13.

5.15.    Other Agreements Providing for Exchange of Information.
(a)    The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.
(b)    When any Information provided by one Group to the other (other than Information provided pursuant to Section 5.13) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving Party will promptly after request of the other Party either return to the other Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
5.16.    Genworth Policies, Procedures and Practices. Notwithstanding anything else in this Agreement, except as required by applicable Law (including, but not limited to, the rules and regulations of the Nasdaq Global Select Market (the “Nasdaq”)), prior to the Trigger Date, the Company will comply with all:
(a)    written policies and procedures of Genworth (as amended, replaced or supplemented from time to time), including, but not limited to, all information, financial, operating, actuarial, human resources, risk, data security and compliance policies and procedures; and
(b)    otherwise established practices of Genworth that apply to Genworth and its Subsidiaries from time to time as communicated to the Company, including, but not limited to, all information, financial, operating, actuarial, human resources, risk, data security and compliance practices that apply to the Company.
5.17.    Production of Witnesses; Records; Cooperation.
(a)    After the Closing Date, except in the case of an adversarial Action by one Party against another Party, each of Genworth and the Company shall use its reasonable best efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(c)    Without limiting the foregoing, Genworth and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions.
(d)    The obligation of Genworth and the Company to provide witnesses pursuant to this Section 5.17 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.17(a)).
(e)    In connection with any matter contemplated by this Section 5.17, Genworth and the Company will enter into a mutually acceptable joint defense agreement memorializing the applicability of any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
5.18.    Privilege. To the fullest extent permitted by law, the provision of any information pursuant to this Agreement shall not be deemed a waiver of any privilege or similar protection, including privileges arising under or related to the attorney-client privilege, work product or any other applicable privilege and protections with respect to attorney work product (each, a “Privilege”). Following the Closing Date, neither the Company or any member of the Company Group nor Genworth or any member of the Genworth Group will be required to provide any information pursuant to this Agreement if the provision of such information would serve as a waiver of any Privilege afforded such information.
5.19.    Reasonable. For the purposes of this Article V, any request for information shall be deemed reasonable in content or timing if such request is consistent with past practices.
ARTICLE VI
RELEASE; INDEMNIFICATION
6.1.    Release of Pre-Closing Claims.
(a)    Except as provided in (i) Section 6.1(c), (ii) any exceptions to the indemnification provisions of Sections 6.2, 6.3 and 6.4 set forth in those Sections and (iii) any Transaction Document and this Agreement, effective as of the Closing Date, to the fullest extent permitted by law, the Company does hereby for itself and all Persons who at any time prior to the Closing Date have been directors, officers, agents or employees of the Company (in each case, in their respective capacities as such), voluntarily, knowingly unconditionally remise, release and forever discharge Genworth and the other members of the Genworth Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the Genworth

Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract, tort or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed from the beginning of time up to the Closing Date, including without limitation in connection with the transactions and all other activities to implement the IPO Transactions, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.
(b)    Except as provided in (i) Section 6.1(c), (ii) any exceptions to the indemnification provisions of Sections 6.2, 6.3 and 6.4 set forth in those Sections and (iii) any Transaction Document and this Agreement, effective as of the Closing Date, Genworth does hereby for itself and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of Genworth (in each case, in their respective capacities as such), remise, release and forever discharge the Company, the respective members of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract, tort or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed from the beginning of time up to the Closing Date, including without limitation in connection with the transactions and all other activities to implement the IPO Transactions, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.
(c)    Nothing contained in Section 6.1(a) or Section 6.1(b) shall impair any right of any Person to enforce this Agreement or any Transaction Document, in each case in accordance with its terms. Nothing contained in Section 6.1(a) or Section 6.1(b) shall release any Person from:
(i)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Transaction Document;
(ii)    any Liability for the sale, lease, construction or receipt of property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Closing Date;
(iii)    any Liability for unpaid amounts for services or refunds owing on services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group; or

(iv)    any Liability that Genworth and the Company may have with respect to indemnification or contribution pursuant to this Agreement or otherwise, including for claims brought against Genworth and the Company by third Persons (which third person claims shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Transaction Documents).
(d)    The Company shall not make, and shall not permit any member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Genworth or any member of the Genworth Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a). Genworth shall not, and shall not permit any member of the Genworth Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against the Company or any member of the Company Group, or any other Person released pursuant to Section 6.1(b), with respect to any Liabilities released pursuant to Section 6.1(b).
(e)    It is the intent of each of Genworth and the Company, by virtue of the provisions of this Section 6.1, to the fullest extent permitted by law and in furtherance of and without limitation of the releases in Section 6.1(a)-(b), to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between or among the Company or any member of the Company Group, on the one hand, and Genworth or any member of the Genworth Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in Sections 6.1(a), (b) and (c). At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
6.2.    General Indemnification by the Company. Except (i) as provided in Section 6.5 or (ii) as required by applicable Law, the Company shall indemnify, defend and hold harmless on an After-Tax Basis each member of the Genworth Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Genworth Indemnified Parties”), from and against any and all Liabilities of the Genworth Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
(a)    the failure of the Company or any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Company Liabilities in accordance with its respective terms, whether prior to or after the Closing Date;
(b)    any Company Liability;

(c)    any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Genworth Group for the benefit of any member of the Company Group that survives the Closing;
(d)    any breach by any member of the Company Group of this Agreement or any of the Transaction Documents or any action by the Company in contravention of its Charter or Amended and Restated By-Laws; and
(e)    any untrue statement or alleged untrue statement of a material fact contained in any Genworth Public Filing or any other document filed with the SEC by any member of the Genworth Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any of the Genworth Indemnified Parties by any member of the Company Group or incorporated by reference by any Genworth Indemnified Party from any filings made by any member of the Company Group with the SEC pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Closing Date.
6.3.    General Indemnification by Genworth. Except (i) as provided in Section 6.5 or (ii) as required by applicable Law, Genworth shall indemnify, defend and hold harmless on an After-Tax Basis each member of the Company Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against any and all Liabilities of the Company Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
(a)    the failure of any member of the Genworth Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Genworth Group (including any Genworth Employee Liabilities) other than the Company Liabilities, whether prior to or after the Closing Date or the date hereof;
(b)    any Liability or Contract of a member of the Genworth Group (including any Genworth Employee Liabilities) other than the Company Liabilities;
(c)    any breach by any member of the Genworth Group of this Agreement or any of the Transaction Documents; and
(d)    any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Company Group pursuant to the Securities Act or the Exchange Act other than the Registration Statements, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Company Indemnified Parties by any member of the Genworth Group or incorporated by reference by any Company Indemnified Party from any Genworth Public Filings or any other document filed with the SEC by any member of the Genworth Group pursuant to the Securities Act or the Exchange Act.
6.4.    Registration Statement Indemnification.
(a)    The Company agrees to indemnify and hold harmless on an After-Tax Basis the Genworth Indemnified Parties and each Person, if any, who controls any member of the Genworth Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Registration Indemnified Parties”) from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with (i) the information set forth in the IPO Registration Statement, that Genworth agrees in writing was furnished by a member of the Genworth Group, (ii) the information set forth in any other Registration Statement that Genworth agrees in writing was furnished by a member of the Genworth Group and (iii) information relating to any underwriter furnished in writing to the Company by or on behalf of such underwriter expressly for use in the Registration Statement or Prospectus.
(b)    Each Registration Indemnified Party agrees, severally and not jointly, to indemnify and hold harmless on an After-Tax Basis the Company and its Subsidiaries and any of their respective directors or officers who sign any Registration Statement, and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Registration Indemnified Party, but only with respect to the information set forth in a Registration Statement, that Genworth agrees in writing was furnished by a member of the Genworth Group, or as agreed in writing by Genworth as provided by Section 6.4(a)(ii). For purposes of this Section 6.4(b), any information relating to any underwriter that is contained in a Registration Statement or Prospectus shall not be deemed to be information relating to a Registration Indemnified Party. If any Action shall be brought against the Company or its Subsidiaries, any of their respective directors or officers, or any such controlling person based on any Registration Statement or Prospectus and in respect of which indemnity may be sought against a Registration Indemnified Party pursuant to this paragraph (b), such Registration Indemnified Party shall have the rights and duties given to the Company by Section 6.5 hereof (except that if the Company shall have assumed the defense thereof, such Registration Indemnified Party shall not be required to, but may, employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at such Registration Indemnified Party’s expense), and the Company, its directors or officers and any such controlling person shall have the rights and duties given to such Registration Indemnified Party by Section 6.5 hereof.

6.5.    Contribution.
(a)    If the indemnification provided for in this Article VI is unavailable to, or insufficient to hold harmless on an After-Tax Basis, an Indemnified Party under Section 6.2(e), Section 6.3(d) or Section 6.4 hereof in respect of any Liabilities referred to therein, then each Indemnifying Party (as defined below) shall contribute to the amount paid or payable by such indemnified Party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the indemnified Party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. For the purposes of this Section 6.5(a), the information set forth in the IPO Registration Statement or any other Registration Statement that is described by Genworth in writing pursuant to Section 6.4(a)(i) or as agreed in writing as provided by Section 6.4(a)(ii), as applicable, shall be the only “information supplied by” such Registration Indemnified Parties.
(b)    Genworth and the Company agree that it would not be just and equitable if contribution pursuant to this Section 6.5 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (a) above. The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to in paragraph (a) above shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating any claim or defending any Action. Notwithstanding the provisions of this Section 6.5, a Registration Indemnified Party shall not be required to contribute any amount in excess of the amount by which the proceeds to such Registration Indemnified Party exceeds the amount of any damages which such Registration Indemnified Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
6.6.    Indemnification Obligations Net of Insurance Proceeds and Other Amounts, On an After-Tax Basis.
(a)    Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability and will be determined on an After-Tax Basis. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)    An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable best efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
(c)    The term “After-Tax Basis” as used in this Article VI shall mean, with respect to any indemnification payment to be actually or constructively received by any Person, the amount of the payment (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from incurring or paying such Liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified Liability. Any indemnification payment hereunder shall initially be made without regard to this Section 6.6(c) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Liability, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any “determination” (within the meaning of Section 1313 of the Code) with respect to the Indemnified Party’s liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary. Notwithstanding any other provision of this Agreement, to the extent permitted by applicable Law, the parties hereto agree that any indemnity payment made hereunder shall be treated as a capital contribution or dividend distribution, as the case may be, immediately prior to the date of the Initial Public Offering and, accordingly, not includible in the taxable income of the recipient or deductible by the payor.
6.7.    Procedures for Indemnification of Third-Party Claims.
(a)    If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Genworth Group or the Company Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.2, Section 6.3 or Section 6.4, or any other Section of this Agreement or any Transaction Document, such Indemnified Party shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.7(a) shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice.
(b)    An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 6.7(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third-Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party except as set forth in the next sentence. If the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party, but the Indemnifying Party shall be entitled to reimbursement by the Indemnified Party for payment of any such fees and expenses to the extent that it establishes that such reservations and exceptions were proper.
(c)    If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.7(b), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.
(d)    Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third-Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third-Party Claim.
(e)    The provisions of this Section 6.7 shall not apply to Taxes (which are covered by the Tax Allocation Agreement).

6.8.    Additional Matters.
(a)    Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including an obligation to provide reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.
(b)    Any claim on account of a Liability which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)    If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(d)    In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.
(e)    The provisions of this Section 6.8 shall not apply to Taxes and related matters covered under the Tax Allocation Agreement.

6.9.    Remedies Cumulative; Limitations of Liability. The rights provided in this Article VI shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither the Company or its Affiliates, on the one hand, nor Genworth or its Affiliates, on the other hand, shall be liable to the other for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third-Party Claim shall be considered direct damages) of the other arising in connection with the Transactions or any of the other Transaction Documents.
6.10.    Survival of Indemnities. The rights and obligations of each of Genworth and the Company and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.
ARTICLE VII
OTHER AGREEMENTS
7.1.    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement and the Transaction Documents, each of Genworth and the Company will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, prior to, on and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.
(b)    Without limiting the foregoing, prior to, on and after the Closing Date, each of Genworth and the Company shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Closing Date, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the assignment and assumption of the Company Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)    On or prior to the Closing Date, Genworth and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Genworth, the Company or any other Subsidiary of Genworth or the Company, as the case may be, to effectuate the transactions contemplated by this Agreement. On or prior to the Closing Date, the Company shall take all actions as may be necessary to approve the stock-based employee benefit plans of the Company in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the Nasdaq.
7.2.    Confidentiality.
(a)    Prior to the Trigger Date, Genworth and the Company may disclose confidential information of the other Party (a) to any person who has a contractual, legal or fiduciary obligation of confidentiality with respect to such information; provided that Genworth or the Company discloses such confidential information in good faith and has a bona fide business purpose for disclosing such confidential information and (b) to the public as required to be in compliance with applicable Law or stock exchange rules.
(b)    From and after the Trigger Date, subject to Section 7.2(d) and except as contemplated by this Agreement or any Transaction Document, Genworth shall not, and shall cause its respective Affiliates and their respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such Party or of its Affiliates who reasonably need to know such information in providing services or in connection with any financing, securities or strategic transactions, including any prospective transactions, restructuring transactions and sell-downs of Company Common Stock, to any member of the Genworth Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any Company Confidential Information. If any uses or disclosures are made in connection with providing services to any member of the Genworth Group under this Agreement or any Transaction Document, then the Company Confidential Information so used or disclosed shall be used only as required to perform the services. The Genworth Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 7.2, any Information, material or documents relating to the Company Business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any member of the Genworth Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of the Genworth Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the Genworth Group not otherwise permissible hereunder, (ii) Genworth can demonstrate was or became available to such Party or such member of the Genworth Group from a source other than the Company or its Affiliates, (iii) is developed independently by such member of the Genworth Group without reference to the Company Confidential Information or (iv) may be reasonably determined by Genworth to be necessary in connection with Genworth’s enforcement of its rights in connection with this Agreement or in connection with financing, securities or strategic transactions, including any prospective transactions, restructuring transactions and sell-downs of Company Common Stock ; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the Genworth Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any member of the Company Group with respect to such information.
(c)    From and after the Trigger Date, subject to Section 7.2(d) and except as contemplated by this Agreement or any Transaction Document, the Company shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such Party or of its Affiliates who reasonably need to know such information in providing services to the Company or any member of the Company Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any Genworth Confidential Information. If any uses or disclosures are made in connection with providing services to any member of the Company Group under this Agreement or any Transaction Document, then the Genworth Confidential Information so used or disclosed shall be used only as required to perform the services. The Company Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Genworth Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 7.2, any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Genworth or any of its Affiliates (other than any member of the Company Group) furnished to or in possession of any member of the Company Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Genworth Confidential Information.” “Genworth Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the Company Group not otherwise permissible hereunder, (ii) the Company can demonstrate was or became available to the Company from a source other than Genworth and its Affiliates or (iii) is developed independently by such member of the Company Group without reference to the Genworth Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any such member of the Genworth Group or their respective Affiliates with respect to such information.

(d)    From and after the Trigger Date, if Genworth or its Affiliates, on the one hand, or the Company or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Company Confidential Information or Genworth Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article V of this Agreement), as applicable, the entity or person receiving such request or demand shall use all reasonable best efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Company Confidential Information or Genworth Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.
7.3.    Information Sharing. Each party hereto acknowledges and agrees that Genworth Designees may share any information, including any confidential, non-public information, about the Company and its Subsidiaries received by them (whether in their capacity as a member of the Company Board (or committee thereof) or otherwise) from or on behalf of the Company or its designated representatives with Genworth.
7.4.    Ownership of Certain Subsidiaries. So long as Genworth Seguros de Credito a la Vivienda, S.A. de C.V., a Mexico-domiciled subsidiary of Genworth, or Genworth Servicios, S. de R. L. de C. V., a Mexico-domiciled subsidiary of Genworth (together, the “Mexican Subsidiaries”), is a subsidiary of Genworth, the Company will not sell, transfer, or otherwise dispose of or cause its Subsidiaries to sell, transfer, or otherwise dispose of its ownership in the Mexican Subsidiaries; provided, that if requested by Genworth, the Company shall transfer to Genworth or its designee the Mexican Subsidiaries (i) for a purchase price equal to the fair market value of such Mexican Subsidiaries as mutually agreed by Genworth and the Company in good faith or as otherwise determined by an independent valuation firm mutually designated by Genworth and the Company and (ii) on such date as is mutually agreed by the Parties.
7.5.    Insurance Matters.
(a)    The Company and its subsidiaries, as a whole, (i) as of the Effective Time, shall have its own directors’ and officers’ liability insurance with sufficient coverage (including, without limitation, in amounts) that is consistent with customary market practices in its business and (ii) at and after the Effective Time to the Trigger Date, shall continuously maintain such liability insurance. For the avoidance of doubt, at and after the Effective Time, the Company shall not submit any claims under Genworth’s directors’ and officers’ liability insurance.
(b)    Prior to the Trigger Date, members of the Company Group shall be insured by, have direct access or availability to, be entitled to make direct claims on or be entitled to claim benefits directly from or under Genworth Insurance Arrangements, in each case solely to the extent provided by the terms of the Genworth Insurance Arrangements, as the same may be modified, terminated or otherwise changed from time to time in accordance with Section 7.5(f) below. Members of the Company Group will pay premiums and other costs under each such Genworth Insurance Arrangement in accordance with Genworth’s allocation methodologies (consistently applied) for its other Subsidiaries, as the same may be in effect from time to time.
(c)    From and after the Trigger Date, members of the Company Group shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any Genworth Insurance Arrangement, other than with respect to any claim, act, omission, event, circumstance, occurrence or loss that occurred or existed prior to the Trigger Date (and then only to the extent that such claim, act, omission, event, circumstance, occurrence or loss occurred or existed on or prior to the Trigger Date) (a “Pre-Trigger Date Event”) and was reported to the applicable insurer in accordance with the provisions of the applicable Genworth Insurance Arrangement, subject in each case to the terms and conditions of the applicable Genworth Insurance Arrangement and the requirements of subparagraph (f) below. Upon receipt of a written request from the Company, Genworth shall use its commercially reasonable efforts to reduce or cancel the Company Group’s coverage under any Genworth Insurance Arrangement, effective no earlier than sixty (60) days after Genworth’s receipt of such request, provided, however that (i) any costs associated with or incurred in connection with such reduction or cancellation shall be borne exclusively by the Company Group, (ii) the Company Group understands that there may be no premium refund or credit provided by the relevant insurers as a result of such reduction or cancellation and (iii) if and to the extent that Genworth actually receives a premium refund or credit from the relevant insurers for the term of the coverage so reduced or cancelled as a direct result of such reduction or cancellation, Genworth shall only be obligated to credit or pay over to the Company Group the lesser of (A) the amount of any such credit or refund or (B) the amount last charged to the Company Group by Genworth for such coverage during such term.
(d)    Notwithstanding subparagraph (b) above, with respect to any Pre-Trigger Date Event relating to Company Liabilities or the members of the Company Group that would be covered by Genworth’s occurrence-based insurance policies, the members of the Company Group may directly access, make direct claims on, claim benefits directly from or under such policies, subject in each case to the terms and conditions of such occurrence-based policies and the requirements of subparagraph (f) below.
(e)    Notwithstanding subparagraph (b) above, with respect to any Pre-Trigger Date Event relating to Company Liabilities or the members of the Company Group that would be covered by Genworth’s claims made-based insurance policies, the members of the Company Group may directly access, make direct claims on, claim benefits directly from or under such policies, subject to the terms and conditions of such claims made-based insurance policies and the requirements of subparagraph (f) below.
(f)    In connection with any pursuit by or on behalf of any member of the Company Group of insurance benefits or coverage permitted by this Section 7.5:
(i)    the Company shall as promptly as reasonably practicable notify Genworth’s Treasurer of all such claims and/or efforts to seek benefits or coverage and Genworth and the Company shall reasonably cooperate with one another in pursuing all such claims; provided, that the Company shall be solely responsible for notifying the relevant insurance companies of such claims and complying with all conditions for such claims. In addition, the applicable member of the Company Group shall (A) pursue or (B) to the extent assignable and permitted under the applicable Genworth Insurance Arrangement, assign to Genworth or the applicable insurer, any rights of recovery against third parties with respect to Pre-Trigger Date Events for which a claim is made and shall cooperate with Genworth with respect to pursuit of such rights. The order of priority of any such recoveries shall inure first to Genworth to reimburse any and all costs incurred by Genworth directly or indirectly as a result of such claims or losses, second to pay or satisfy any applicable deductibles and retentions under the relevant Genworth Insurance Arrangements and third to the relevant member of the Company Group;
(ii)    Genworth shall have the right but not the duty to monitor and/or provide input with respect to coverage claims or requests for benefits asserted by the members of the Company Group under the relevant Genworth Insurance Arrangements, including the coverage positions and arguments asserted therein, provided that the Company (A) shall be liable for any fees, costs and expenses incurred by Genworth relating to any unsuccessful coverage claim, (B) shall provide the notice contemplated in Section 7.5(f)(i), (C) shall not, without the written consent of Genworth, erode, settle, release, commute or otherwise resolve disputes with respect to the relevant Genworth Insurance Arrangements nor amend, modify or waive any rights thereunder, and (D) shall not assign any Genworth Insurance Arrangements or any rights or claims thereunder; and
(iii)    the Company shall exclusively bear and be liable (and Genworth shall have no obligation to repay or reimburse the applicable member of the Company Group) for all deductibles and retentions and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims, whether made by any member of the Company Group, its employees or third parties.
(g)    Notwithstanding anything contained herein, Genworth shall retain exclusive right to control all of its insurance policies and programs, including the Genworth Insurance Arrangements referenced in subparagraphs (b) through (e) above, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities and/or claims that any member of the Company Group has made or could make in the future, including coverage claims with respect to Pre-Trigger Date Events. The Company Group shall cooperate with Genworth and share such information as is reasonably necessary in order to permit Genworth to manage and conduct its insurance matters as Genworth deems appropriate and that the Company, on behalf of itself and each member of the Company Group, hereby gives consent for Genworth to, on or after the date of this Agreement, inform any affected insurer of this Agreement and to provide such insurer with a copy hereof.
(h)     With respect to all open, closed and re-opened claims covered under Genworth’s workers’ compensation, international employers’ liability insurance policies and/or comparable workers’ compensation self-insurance, state or country programs relating to employees (whether present or former, active or inactive) of any member of the Company Group arising from occurrences prior to the Trigger Date, the Company shall promptly reimburse Genworth for all claim payments, costs and expenses relating to such claims, as well as any, catastrophic coverage charges, overhead, claim handling and administrative costs, taxes, surcharges, state assessments, other related costs, whether such claims are made by any member of the Company Group, its employees or third parties.
(i)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Agreement is intended to waive or abrogate in any way Genworth’s or the Company’s own rights to insurance coverage for any liability, whether relating to Genworth or any of its Affiliates or the Company Group or otherwise.
(j)    Sections 7.5(b), (c), (d), (e) and (f) shall only be in effect for so long as the Shared Services Agreement is in effect.
7.6.    Allocation of Costs and Expenses. Genworth shall pay the underwriting fees, discounts and commissions, and certain costs and expenses attributable to or associated with the Initial Public Offering, including Genworth’s legal and financial advisors. Except for the foregoing or as otherwise expressly provided in this Agreement or any Transaction Document, costs and expenses associated with the Initial Public Offering directly incurred by the Company, including the Company’s legal advisors, shall be paid by the Company.
7.7.    Covenants Against Taking Certain Actions Affecting the Genworth Group. Except to the extent otherwise contemplated by this Agreement or any Transaction Document, the Company hereby covenants and agrees that it shall not, without the prior written consent of Genworth (which Genworth may withhold in its sole and absolute discretion) take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Genworth or any of its Affiliates to freely sell, transfer, assign, pledge or otherwise dispose of shares of Company Common Stock. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of Genworth (which it may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Genworth or its Affiliates as a Company stockholder in a manner not applicable to Company stockholders generally.
7.8.    Anti-Dilution. The Company hereby covenants and agrees that it shall not, without the prior written consent of Genworth (which Genworth may withhold in its sole and absolute discretion) take, or cause to be taken, directly or indirectly, any action, which has the effect, directly or indirectly, of causing Genworth’s beneficial ownership in the Company to fall below (a) 80.1% or, subsequently, (b) 50.1% of the Company Common Stock, as applicable.
7.9.    No Violations.
(a)    The Company covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement which, to the Company’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Genworth Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the Genworth Group; or (iii) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the Genworth Group or any of its respective assets. For purposes of this Section 7.9(a), the “Company’s Knowledge” means the actual knowledge, without inquiry, of the executive officers of the Company (as identified in the IPO Registration Statement); provided, that the Company shall be deemed to have knowledge of the provisions of the organizational documents of Genworth.
(b)    Genworth covenants and agrees that it shall not, and shall cause its Subsidiaries not to take any action or enter into any commitment or agreement which, to Genworth’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Company Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of the Company; or (iii) any judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its Assets. For purposes of this Section 7.9(b), “Genworth’s Knowledge” means the actual knowledge, without inquiry, of the executive officers of Genworth.
(c)    Genworth and the Company agree to provide to the other any information and documentation reasonably requested by the other for the purpose of evaluating and ensuring compliance with Sections 7.9(a) and Section 7.9(b) hereof.
(d)    Notwithstanding Section 7.9(b), nothing in this Agreement is intended to limit or restrict in any way any of Genworth’s rights as a stockholder of the Company.
7.10.    Litigation and Settlement Cooperation. Genworth or the Company, as applicable (the “Settling Party”) will, respectively, use its commercially reasonable efforts to include the Company and its Subsidiaries or Genworth and its Subsidiaries, as applicable (the “Non-Settling Party”), in the settlement of any Third-Party Claim arising prior to the Trigger Date which jointly involves a member of the Genworth Group and a member of the Company Group, but for which no member of the Genworth Group or the Company Group is an Indemnified Party (the “Joint Claims”); provided, however, that the Non-Settling Party shall be responsible for its share of any such settlement obligation and any incremental cost (as reasonably determined by Settling Party) to the Settling Party of including the Non-Settling Party in such settlement; provided, further, that the Non-Settling Party shall be permitted in good faith to opt out of any settlement if the Non-Settling Party agrees to be responsible for defending its share of such Joint Claim. After the date hereof, the Party that is primarily affected by a Joint Claim shall have the primary responsibility for defending such Joint Claim. The Parties agree to cooperate in the defense and settlement of any Joint Claim that primarily relates to matters, actions, events or occurrences taking place prior to the Trigger Date. In addition, both Genworth and the Company will use their reasonable best efforts to make the necessary filings to permit each Party to defend its own interests in any Joint Claim as of the Trigger Date, or as soon as practicable thereafter.
7.11.    Non-Compete.
(a)    Except as permitted by this Section 7.11 for a period of one (1) year from the Trigger Date (the “Restricted Period”), none of Genworth or its Subsidiaries shall, directly or indirectly, engage in any business that directly or indirectly competes with the Company Business in the United States of America and its Territories (the “Company Covered Business”). This Section 7.11 shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of Genworth and shall not apply to any Person that purchases assets, operations or a business from a member of the Genworth Group, if such Person is not a Subsidiary of Genworth after such transaction is consummated. This Section 7.11 does not apply to any Subsidiary of Genworth in which a Person who is not an Affiliate of Genworth holds equity interests and with respect to whom a member of the Genworth Group has existing contractual or legal obligations (including fiduciary duties of representatives on the board of directors or similar body of such Subsidiary) limiting Genworth’s ability to impose on the subject Subsidiary a non-competition obligation such as that in this Section 7.11.
(b)    Except as permitted by this Section 7.11, the Company Group shall not, at any time during the Restricted Period, directly or indirectly, engage in any business that directly or indirectly competes with the businesses of Genworth (other than the Company Business) in the United States of America and its Territories (the “Genworth Covered Business”). This Section 7.11 shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of the Company and shall not apply to any Person that purchases assets, operations or a business from a member of the Company Group, if such Person is not a Subsidiary of the Company after such transaction is consummated. This Section 7.11 does not apply to any Subsidiary of the Company in which a Person who is not an Affiliate of the Company holds equity interests and with respect to whom a member of the Company Group has existing contractual or legal obligations (including fiduciary duties of representatives on the board of directors or similar body of such Subsidiary) limiting the Company’s ability to impose on the subject Subsidiary a non-competition obligation such as that in this Section 7.11.
(c)    Notwithstanding any other provisions of this Agreement, during the Restricted Period, if Genworth, the Company or its respective Group desires to enter into a strategic alliance, joint venture relationship or any other transaction with a third party where such strategic alliance, joint venture relationship or any other transaction with a third party conducts or is proposed to conduct a Company Covered Business or a Genworth Covered Business, as applicable, and in which such Group contributes $50 million or more of assets, Genworth or the Company, as applicable, may only proceed with such strategic alliance, joint venture or any other transaction with respect to the Company Covered Business or the Genworth Covered Business, as applicable, if such opportunity has been offered to the other Party and the other Party has (i) declined to accept such opportunity or (ii) the terms on which the other Party desires to participate are less favorable in the aggregate to the other Party or its Group, as applicable, than those offered by a third party.
(d)    Notwithstanding the provisions of Section 7.11(a), (b) or (c), and without implicitly agreeing that the following activities would be subject to the provisions of Section 7.11(a), (b) or (c), nothing in this Agreement shall preclude, prohibit or restrict any member of the Genworth Group or the Company Group from engaging in any manner in any (i) Existing Business Activities, (ii) De Minimis Business or (iii) business activity that would otherwise violate Section 7.11(a) or (b) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with a member of the Genworth Group or the Company Group in each case after the date of the Initial Public Offering (an “After-Acquired Company”); provided, that with respect to clause (iii), so long as within twenty-four (24) months after the purchase or other acquisition of the Acquired Business or the Acquired Company, such member of the Genworth Group or Company Group, as applicable, signs a definitive agreement to dispose, and subsequently disposes of the relevant portion of the business or securities of the Acquired Business or the Acquired Company or at the expiration of such twenty-four (24) month period the business of the After-Acquired Business or the After-Acquired Company complies with this Section 7.11.
7.12.    Non-Solicit.
(a)    Without the prior written consent of Genworth, the Company shall not at any time during the Restricted Period, directly or indirectly, either for itself or another Person, solicit to hire, employ, retain or contract for service, as a director, officer, employee, partner, consultant, independent contractor or otherwise, any individual who to the Company’s Knowledge is then employed by Genworth at the level of salary band L-1, P-5 or M-3 or encourage any such individual to terminate his or her employment with Genworth, other than in publications of a general nature and not specifically directed at any employee or employees of Genworth, unless (i) Genworth has terminated the employment of such individual or (ii) at least six (6) months have elapsed since such individual has voluntarily terminated his or her employment with Genworth.
(b)    Without the prior written consent of the Company, Genworth shall not, at any time during the Restricted Period, directly or indirectly, either for itself or another Person, solicit to hire, employ, retain or contract for service, as a director, officer, employee, partner, consultant, independent contractor or otherwise, any individual who to Genworth’s Knowledge is then an executive officer of the Company or encourage any such individual to terminate his or her employment with the Company, other than in publications of a general nature and not specifically directed at any employee or employees of the Company, unless (i) the Company has terminated the employment of such individual or (ii) at least six (6) months have elapsed since such individual has voluntarily terminated his or her employment with the Company.

ARTICLE VIII
CORPORATE GOVERNANCE MATTERS
8.1.    Approval Rights.
(a)    Until the Trigger Date (or such other period as specified in clauses (iii) and (xv) below), the Company shall not (either directly or indirectly through a Subsidiary), take any of the following actions (including by merger, consolidation or otherwise) without the prior written approval of Genworth, except if and to the extent that such action is required by applicable Law:
(i)    adopt any plan or proposal or take any action for a complete or partial liquidation, dissolution or winding up of the Company or any of its Subsidiaries or commence any case, proceeding or action seeking relief under any existing or future laws relating to bankruptcy, insolvency, conservatorship or relief of debtors;
(ii)    buy back any of the Company Common Stock or reduce or reorganize the Company’s capital or the capital of any of the Company’s Subsidiaries;
(iii)    effect (whether in a single transaction or series of related transactions) any acquisition of, or any interests or assets of, any company or business (whether by merger, consolidation, amalgamation, scheme of arrangement, purchase of assets, purchase of securities, or otherwise) involving consideration of $50 million or more (or book value of $100 million or more with respect to acquisitions effected through reinsurance that permanently transfers the economic risk on the reinsured business to the assuming reinsurer, but excluding reinsurance entered into in the ordinary course of the Company Group’s business, such as excess of loss, quota share and insurance linked note transactions); provided, however, that the foregoing shall not apply to (A) any acquisition of a Wholly Owned Subsidiary by the Company or another Wholly Owned Subsidiary and (B) any acquisition in the ordinary course of the Company Group’s business involving assets invested in the Company’s consolidated general account and approved in accordance with the Company’s established policies and procedures to monitor invested assets;
(iv)    directly or indirectly sell, convey, transfer, lease, pledge, grant a Security Interest in, or otherwise dispose of any of their respective assets (including Stock and Stock Equivalents) or any interest therein to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets, in each case in a single transaction or series of related transactions involving consideration (whether in cash, securities, assets or otherwise, and including Indebtedness assumed by any other Person and Indebtedness of any entity acquired by such other Person) of $50 million or more (or book value of $100 million or more with respect to dispositions effected through reinsurance that permanently transfers the economic risk on the reinsured business to the assuming reinsurer, but excluding reinsurance entered into in the ordinary course of the Company Group’s business, such as excess of loss, quota share and insurance linked note transactions) paid to or received by the Company and/or its Subsidiaries; provided, however, that the foregoing shall not apply to (A) any disposition of a Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary, (B) any disposition in the ordinary course of the Company Group’s business involving assets invested in the Company’s consolidated general account and approved in accordance with the Company’s established policies and procedures to monitor invested assets, and (C) dispositions of receivables in the ordinary course of the Company Group’s business not to exceed $50 million (at the time of such disposition);
(v)    issue new debt or incur or enter into new borrowings or Indebtedness or guarantees in respect of any borrowings or Indebtedness, other than trade or similar debt incurred in the ordinary course of business;
(vi)    increase or decrease the authorized capital stock of the Company, or the creation of any new class or series of capital stock of the Company;
(vii)    issue, grant, acquire or settle (or establish the method of settlement for, whether in the form of shares of Company Common Stock, cash or other property or a combination thereof, and whether any shares of Company Common Stock issued in respect of such settlement shall be in the form of authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise) any Stock or any Stock Equivalents of the Company or any of its Subsidiaries, including any issuances or grants by the Company pursuant to any Genworth Stock Plan or any stock plan of the Company, including authorized stock plans and equity awards;
(viii)    unless otherwise required to comply with applicable Law, alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case whether directly or indirectly, or by merger, consolidation or otherwise, the Company’s Charter or the Company’s Amended and Restated By-Laws;
(ix)    adopt or implement any stockholder rights plan or similar takeover defense measure;
(x)    declare or pay any dividend or other distribution in respect of Company Common Stock (whether payable in cash, shares of Company Common Stock or other property);
(xi)    purchase, redeem or otherwise acquire or retire for value any shares of Company Common Stock or any warrants, options or other rights to acquire Company Common Stock other than (A) the repurchase of Company Common Stock deemed to occur upon exercise of stock options or stock appreciation rights to the extent that shares of Company Common Stock represent a portion of the exercise price of the stock options or stock appreciation rights or are withheld by the Company to pay applicable withholding taxes and (B) the repurchase of Company Common Stock deemed to occur to the extent shares of Company Common Stock are withheld by the Company to pay applicable withholding taxes in connection with any grant or vesting of restricted stock, restricted stock units or similar equity-based awards;
(xii)    until such time when Genworth beneficially owns less than twenty percent (20%) of the outstanding shares of Company Common Stock, change the size of the Company Board from eleven (11) directors;
(xiii)    elect, appoint, hire, dismiss or remove the Company’s Chief Executive Officer;
(xiv)    establish an executive committee of the Company Board (or a committee having the powers customarily delegated to an executive committee);
(xv)    establish any Operational Plan in accordance with Section 5.7(d);
(xvi)    dismiss or effect a change in the current independent registered public accounting firm of the Company or engage an independent registered public accounting firm for the Company that is different from the independent registered public accounting firm for Genworth;
(xvii)    so long as Genworth remains on its current general ledger solution and system, change the general ledger solution and system for the Company;
(xviii)    so long as Genworth remains on its current business performance management software solution, change the business performance management software solution for the Company; and
(xix)    authorize or enter into any agreement to do any of the foregoing.
(b)    For the avoidance of doubt, (i) nothing in this Section 8.1 shall be construed in a manner inconsistent with Section 5.8(b)(ii) and (ii) Genworth shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 8.1, by delivery of written notice to the Company in accordance with Section 10.5.
(c)    For so long as Genworth beneficially owns at least twenty percent (20%) of the Company’s common stock, the Company will be required to consult with Genworth with respect to the foregoing matters; however, Genworth will no longer have consent rights with respect to such matters other than as described this Section 8.1.
8.2.    Director Nomination Rights.
(a)    Until the Trigger Date, Genworth shall have the right (but not the obligation) pursuant to this Agreement to designate for nomination to the Company Board six (6) individuals and the Company shall obtain any necessary approvals from the Company Board, the Nominating and Corporate Governance Committee of the Company Board or other duly authorized committee of the Company Board and shall include in the slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at which directors of the Company are to be elected, the up to six individuals identified in advance by Genworth.
(b)    After the Trigger Date and at any time when Genworth shall beneficially own at least forty percent (40%) of the outstanding shares of Company Common Stock, Genworth shall have the right (but not the obligation) pursuant to this Agreement to designate for nomination to the Company Board five (5) individuals and the Company shall obtain any necessary approvals from the Company Board, the Nominating and Corporate Governance Committee of the Company Board or other duly authorized committee of the Company Board and shall include in the slate of nominees recommended to the Stockholders for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at which directors of the Company are to be elected, the up to five individuals identified in advance by Genworth.
(c)    After the Trigger Date and at any time when Genworth shall beneficially own at least thirty percent (30%) but less than forty percent (40%) of the outstanding shares of Company Common Stock, Genworth shall have the right (but not the obligation) pursuant to this Agreement to designate for nomination to the Company Board four (4) individuals and the Company shall obtain any necessary approvals from the Company Board, the Nominating and Corporate Governance Committee of the Company Board or other duly authorized committee of the Company Board and shall include in the slate of nominees recommended to the Stockholders for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at which directors of the Company are to be elected, the up to four individuals identified in advance by Genworth.
(d)    After the Trigger Date and at any time when Genworth shall beneficially own at least twenty percent (20%) but less than thirty percent (30%) of the outstanding shares of Company Common Stock, Genworth shall have the right (but not the obligation) pursuant to this Agreement to designate for nomination to the Company Board three (3) individuals and the Company shall obtain any necessary approvals from the Company Board, the Nominating and Corporate Governance Committee of the Company Board or other duly authorized committee of the Company Board and shall include in the slate of nominees recommended to the Stockholders for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at which directors of the Company are to be elected, the up to three individuals identified in advance by Genworth.
(e)    After the Trigger Date and at any time when Genworth shall beneficially own at least ten percent (10%) but less than twenty percent (20%) of the outstanding shares of Company Common Stock, Genworth shall have the right (but not the obligation) pursuant to this Agreement to designate for nomination to the Company Board two (2) individuals and the Company shall obtain any necessary approvals from the Company Board, the Nominating and Corporate Governance Committee of the Company Board or other duly authorized committee of the Company Board and shall include in the slate of nominees recommended to the Stockholders for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at which directors of the Company are to be elected, the two individuals identified in advance by Genworth (any such individuals identified pursuant to Sections 8.2(a), 8.2(b), 8.2(c), 8.2(d), 8.2(e), 8.2(f) or 8.2(g) hereof, the “Genworth Designees”).
(f)    At any time when Genworth shall beneficially own at least ten percent (10%) of the outstanding shares of Company Common Stock, Genworth shall have the right (but not the obligation) pursuant to this Agreement to designate one non-voting observer (the “Board Observer”) to attend any meetings of the Company Board. The Board Observer shall be permitted to attend, strictly as an observer, meetings of the Company Board and all materials and reports to be provided to the Company Board shall be delivered to the Board Observer at the same time as such materials are provided to the Company Board. The Board Observer shall not have any voting rights with respect to any matters considered or determined by the Company Board or any committee thereof. Any action taken by the Company Board at any meeting will not be invalidated by the absence of the Board Observer at such a meeting.
(g)    The Parties agree that it is in the best interests of the Company for the Company’s Chief Executive Officer to be a director serving on the Company Board. For so long as this Agreement is in effect, the Parties agree to take all reasonable action and use its reasonable best efforts to obtain any necessary approvals from the Company Board, the Nominating and Corporate Governance Committee (or any other applicable duly authorized committee) of the Company Board to include in the slate of nominees recommended to the Stockholders for election as a director at any annual or special meeting of the Stockholders at which directors of the Company are to be elected (or, as applicable and if permitted, by any action by written consent of the Stockholders), the Company’s Chief Executive Officer.
(h)    If the size of the Company Board shall, with Genworth’s prior written approval, be changed, Genworth shall have the right to designate a proportional number of additional persons for nomination to the Company Board (rounded up to the nearest whole number) and the Company shall obtain any necessary approvals from the Company Board, the Nominating and Corporate Governance Committee of the Company Board or other duly authorized committee of the Company Board and shall include in the slate of nominees recommended to the Stockholders for election as a director at any annual or special meeting of the Stockholders (or, if permitted, by any action by written consent of the Stockholders) at which directors of the Company are to be elected, the individuals identified in advance by Genworth.
(i)    In the event that Genworth has nominated less than the total number of individuals that Genworth shall be entitled to nominate pursuant to these Sections 8.2(a), 8.2(b), 8.2(c), 8.2(d), 8.2(e) or 8.2(f), then Genworth shall have the right, at any time, to designate such additional individual(s) to which Genworth is entitled, in which case, the Company shall cause the Company Board to take all necessary corporate action to (1) increase the size of the Company Board as required to enable Genworth to so designate such additional individuals and (2) nominate such additional individuals identified by Genworth to fill such newly created vacancies.

(j)    Vacancies arising through the death, resignation or removal of any Genworth Designee who was nominated to the Company Board pursuant to this Section 8.2, may be filled by the Company Board only with a Genworth Designee, and the director so chosen shall hold office until the next election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.
(k)    Notwithstanding the provisions of this Section 8.2, Genworth shall not be entitled to designate a Person as a nominee to the Company Board upon a written determination by the Nominating and Corporate Governance Committee of the Company Board or equivalent duly authorized committee of the Company Board with nominating responsibility (which determination shall set forth in writing reasonable grounds for such determination) that such Person would not be qualified under any applicable Law, rule or regulation to serve as a director of the Company. In such an event, Genworth shall be entitled to select a Person as a replacement designee and the Company shall cause such Person to be nominated as the Genworth Designee at the same meeting (or, if permitted, pursuant to the same action by written consent of the Stockholders) as such initial Person was to be nominated. Other than with respect to the issue set forth in the first sentence of this Section 8.2(k), neither the Company nor any other party to this Agreement shall have the right to object to any Genworth Designee. Notwithstanding anything in this Agreement to the contrary, no Genworth Designee shall be required to qualify as an independent director under applicable rules or regulations of the SEC or the Nasdaq unless such rules require them to be independent for purposes of being able to serve on the Company Board or the applicable committees in accordance with the designation rights under this Agreement following the loss of “controlled company” status and expiration of the applicable transition periods.
(l)    At any time when Genworth shall beneficially own at least ten percent (10%) of the outstanding shares of Company Common Stock, the Company shall notify Genworth in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Stockholders (and the Company shall deliver such notice at least 60 days (or such shorter period to which Genworth consents, which consent need not be in writing) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that any Genworth Designee may be included in such proxy materials at the time such proxy materials are mailed). The Company shall provide Genworth with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the Genworth Designees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company will incorporate any such comments from Genworth. The Company shall notify Genworth of any opposition to a Genworth Designee in accordance with Section 8.2(k) sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Genworth to propose a replacement Genworth Designee, if necessary, in accordance with the terms of this Agreement, and Genworth shall have 10 business days after such notification to identify such replacement Genworth Designee.

(m)    In the event that Genworth ceases to have the requisite nomination rights pursuant to Section 8.2, Genworth shall use its reasonable best efforts to cause the applicable Genworth Designees to resign as promptly as practicable thereafter.
(n)    Except as required by applicable Law or the corporate governance listing standards of the Nasdaq and subject to Section 8.1(a)(xiii) and Section 8.2(h), the Company shall not, without the prior written consent of Genworth, take any action to increase the number of directors on the Company Board.
(o)    Until the Trigger Date, the Company shall avail itself of certain “controlled company” exceptions to the corporate governance listing standards of the Nasdaq in connection with the independent directors on the Nominating and Corporate Governance Committee and the Compensation Committee.
(p)    So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Company’s Charter and the Company’s Amended and Restated By-Laws shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein.
(q)    For the avoidance of doubt, Genworth shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 8.2, by delivery of written notice to the Company in accordance with Section 10.5.
8.3.    Committees of the Company Board.
(a)    Until the Trigger Date, Genworth shall have the right (but not the obligation) pursuant to this Agreement to designate at least two (2) Genworth Designees who are directors on the Company Board to serve on the Compensation Committee.
(b)    Until the first date on which Genworth ceases to beneficially own more than thirty percent (30%) of the outstanding Company Common Stock, (i) the Company shall cause the Audit Committee, Compensation Committee, Independent Capital Committee, Nominating and Corporate Governance Committee and Risk Committee to each consist of three (3) directors and (ii) Genworth shall have the right (but not the obligation) pursuant to this Agreement to designate at least one (1) Genworth Designee who is a director on the Company Board to serve on each committee of the Company Board, other than the Independent Capital Committee.
(c)    The Genworth Designee on the Audit Committee must be an independent director who meets all Nasdaq and SEC requirements to serve on the Audit Committee.  If the Company is no longer a “controlled company” under the rules and regulations of the Nasdaq, the Genworth Designee on the Compensation Committee and the Nominating and Corporate Governance Committee must be an independent director who meets all Nasdaq requirements to serve on the Compensation Committee and the Nominating and Corporate Governance Committee.
(d)    If the size of any committee of the Company Board shall, with Genworth’s prior written approval, be changed, Genworth shall have the right to designate a proportional number of additional Genworth Designees to serve on such committee (rounded up to the nearest whole number) and the Company shall obtain any necessary approvals from the Company Board or other duly authorized committee of the Company Board.
8.4.    Meetings of the Company Board. Regular and special meetings of the Board of Directors shall be held in accordance with the provisions of the Amended and Restated By-Laws.
8.5.    Compliance with Organizational Documents. The Company shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to ensure continued compliance by the Company and its Subsidiaries with the provisions of its respective certificate or articles of incorporation and by-laws (collectively, “organizational documents”). The Company shall notify Genworth in writing promptly after becoming aware of any act or activity taken or proposed to be taken by the Company or any of its Subsidiaries which resulted or would result in non-compliance with any such organizational documents, and so long as Genworth or any member of the Group owns any shares of Company Common Stock, the Company shall take or refrain from taking all such actions as Genworth shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.
ARTICLE IX
DISPUTE RESOLUTION
9.1.    General Provisions.
(a)    Except with respect to the fair market value of the Mexican Subsidiaries, which shall be determined solely in accordance with Section 7.4, any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction Documents (except to the extent explicitly excluded therein) or the validity, interpretation, breach or termination thereof and any question of the arbitral tribunal’s jurisdiction or the existence, scope or validity of this arbitration agreement or the arbitrability of any claim (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article IX, which shall be the sole and exclusive procedures for the resolution of any such Dispute.
(b)    Commencing with a request contemplated by Section 9.2 set forth below, all communications between the Parties or their representatives in connection with the Parties’ negotiations under Section 9.2 or Section 9.3 (including any communications with or statements by the mediator pursuant to Section 9.3 below), shall be deemed to have been delivered in furtherance of settlement negotiations (without regard for any labelling or lack of labelling of such communications), shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.
(c)    The Parties expressly waive and forego any right to (i) special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that liability for any such damages with respect to a Third-Party Claim shall be considered direct damages) and (ii) trial by jury.

(d)    The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the Parties in writing.
(e)    To the fullest extent permitted by law, all applicable statutes of limitations and defenses based upon the passage of time with respect to any Dispute shall be tolled while the procedures specified in this Article IX are pending with respect to such Dispute. The Parties will take such action, if any, required to effectuate such tolling.
9.2.    Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the Parties shall attempt in good faith to resolve such Dispute by negotiation between the senior-most executives of each Party or their respective senior-level designees. Either Party may initiate the executive negotiation process by providing a written notice of such Dispute to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each Party’s position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Such executives shall meet in person, by telephone or by videoconference within ten (10) Business Days of the date of the Response to seek a resolution of the Dispute.
9.3.    Mediation. If a Dispute is not resolved in writing by negotiation as provided in Section 9.2 within thirty (30) days from the date of the Response, such Dispute shall be submitted, at the written request of either Party, to mediation pursuant to the Mediation Procedures of the International Institute for Conflict Prevention and Resolution (“CPR”) then in effect, except as modified herein. The Parties shall jointly select a mediator from the CPR Panels of Distinguished Neutrals. If the Parties are unable to select a mutually agreeable mediator within twenty (20) days following the submission of the Dispute to the CPR, the CPR shall select the mediator from the CPR Panels of Distinguished Neutrals.
9.4.    Arbitration.
(a)    If a Dispute is not resolved in writing by mediation as provided in Section 9.3 within thirty (30) days of the selection of a mediator, such Dispute shall be submitted, at the request of either Party, to final and binding arbitration pursuant to the CPR Rules for Administered Arbitration then in effect, except as modified herein (the “CPR Arbitration Rules”). The Parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.
(b)    The arbitral tribunal shall be composed of three (3) arbitrators. In accordance with the CPR Arbitration Rules, the Party commencing the arbitration shall designate an arbitrator in the notice of arbitration and the other Party shall designate an arbitrator in its notice of defense. The two arbitrators so designated shall nominate a third arbitrator, who shall serve as chair of the arbitral tribunal, within thirty (30) days of the confirmation by the CPR of the appointment of the second arbitrator. On the request of any Party, any arbitrator not timely nominated shall be appointed by the CPR in accordance with the CPR Arbitration Rules. Unless the Parties agree otherwise, the chair of the arbitral tribunal shall be either (i) a former chancellor or vice chancellor of the Delaware Court of Chancery or (ii) a member of the Delaware bar with at least 10 years of experience in Court of Chancery matters. The seat of the arbitration shall be New York, New York. The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.
(c)    The Parties agree that judgment on any award or order resulting from an arbitration conducted under this Section 9.4 may be entered and enforced in any court having jurisdiction over any Party or any of its assets.
(d)    Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 9.4(c) above; (ii) to challenge or vacate an award issued by the arbitral tribunal; or (iii) for interim relief as provided in Section 9.4(f) below.
(e)    Each Party acknowledges that in the event of any actual or threatened breach of the provisions of (i) Section 7.2, Section 7.11, or Article VIII, (ii) the Intellectual Property Cross License Agreement, (iii) the Trademark License Agreement or (iv) the Registration Rights Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.
(f)    Until the arbitral tribunal has been constituted, either Party may seek interim relief in aid of arbitration, to preserve the status quo, or for the purposes set out in Section 9.4(d), above, from any court having jurisdiction over any Party or any of its assets. Without prejudice to such interim remedies that may be granted by a court, the arbitral tribunal shall have full authority to grant interim remedies, to order a Party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.
(g)    The Parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in New York County, New York (“New York Court”) for the enforcement of any arbitral award rendered hereunder, to compel arbitration or for interim relief. In any such action: each Party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court.
(h)    Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article IX.
ARTICLE X
MISCELLANEOUS
10.1.    Corporate Power; Fiduciary Duty.
(a)    Genworth represents on behalf of itself, and the Company represents on behalf of itself, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)    this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(b)    Notwithstanding any provision of this Agreement or any Transaction Document, neither Genworth nor the Company shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of the Company or any non-wholly owned Subsidiary of Genworth or the Company, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
10.2.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to any provision thereof relating to conflicts of laws principles that would apply the laws of another jurisdiction).
10.3.    Survival of Covenants. Except as expressly set forth in any Transaction Document, the covenants and other agreements contained in this Agreement and each Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the IPO Transactions and the Initial Public Offering and shall remain in full force and effect.
10.4.    Force Majeure. No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other Parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
10.5.    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Genworth, to:	Genworth Financial, Inc. 6620 West Broad Street Richmond, Virginia 23230 Attention: General Counsel Email: GNWGeneralCounsel@genworth.com

If to the Company, to:	Genworth Mortgage Holdings, Inc. 8325 Six Forks Road Raleigh, North Carolina 27615 Attention: General Counsel Email: USMIGeneralCounsel@genworth.com
10.6.    Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
10.7.    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.
10.8.    Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Party hereto. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.9.    Public Announcements. Genworth and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

10.10.    Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to such agreement. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
10.11.    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, and paragraph are references to the Articles, Sections, and paragraphs to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (f) any reference to any Law, rule or regulation herein shall, unless otherwise specified, refer to such Law, rule or regulation as amended, modified or supplemented from time to time, (g) any reference to any contract, agreement or organizational document is to the contract, agreement or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated, (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted and (i) for purposes of this Agreement, the rights of Genworth or any member of the Genworth Group that are subject to Genworth’s ownership of a certain percentage of outstanding Company Common Stock or the Consolidation Threshold shall terminate on the first date that the Genworth Group ceases to satisfy the applicable threshold unless such cessation results from the Company’s breach of a covenant under this Agreement, in which case the rights of Genworth and any member of the Genworth Group shall remain in full force and effect to the extent permissible under applicable Law and if not permissible the Company shall immediately take the required action, including through an increase in Genworth’s ownership percentage of outstanding Company Common Stock at no cost to Genworth or any member of the Genworth Group, to restore such rights.
10.12.    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENWORTH FINANCIAL, INC.

By:
Name:
Title:

GENWORTH MORTGAGE HOLDINGS, INC.

By:
Name:
Title:
[Signature Page to Master Agreement]